UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant    ☒
Filed by a Party other than the Registrant    ☐
Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

BARNES GROUP INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

123 Main Street
Bristol, Connecticut 06010

March 23, 2012
NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 4, 2012
You are invited to attend the 2012 Annual Meeting of Stockholders of Barnes Group Inc. (the “Company”) which will be held at the Hartford Marriott Downtown Hotel, 200 Columbus Boulevard, Hartford, Connecticut 06103, at 11:00 a.m., Eastern Daylight Time, on Friday, May 4, 2012, for the following purposes:

1.	Electing directors;

2.	Ratifying the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for 2012;

3.	Voting on an advisory (non-binding) resolution to approve the Company's executive compensation;

4.	Voting on a stockholder proposal set forth in the proxy statement, if the proposal is properly presented at the meeting; and

5.	Transacting any other business that may properly come before the meeting or any adjournment thereof.
Stockholders of record at the close of business on March 8, 2012 will be entitled to vote at the meeting. The Board of Directors recommends a vote FOR all director nominees, FOR Items 2 and 3, and AGAINST Item 4.
Your vote is important. Whether or not you plan to attend the meeting, we encourage you to vote as promptly as possible by internet, telephone or mail.
Thomas O. Barnes
Chairman of the Board

2012 Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Stockholders

• Time and Date	11:00 a.m., Friday, May 4, 2012
• Place	Hartford Marriott Downtown Hotel
200 Columbus Boulevard, Hartford, Connecticut 06103
• Record Date	March 8, 2012
• Voting	Stockholders as of the record date are entitled to vote. Each share of Common Stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

Voting Matters

Proposal No.	Proposal	Board Vote Recommendation	Page Reference (for more detail)
1	Electing Directors	FOR EACH DIRECTOR NOMINEE	3
	Management Proposals
2	Ratifying the selection of PricewaterhouseCoopers as the Company's independent registered public accounting firm for 2012	FOR	7
3	Advisory resolution to approve the Company's executive compensation	FOR	7
	Stockholder Proposal
4	Establish policy that the Board's chairman be "independent" and not have previously served as an executive officer of the Company	AGAINST	9

Board Nominees

•
The following table provides summary information about each director nominee. Each director nominee is elected for a three-year term, expiring at the Annual Meeting of Stockholders in 2015. Each director is elected by a plurality of the votes cast.

Name	Age	Director Since	Independent	Committee Memberships
				Audit	Compensation and Management Development	Corporate Governance	Executive	Finance
Thomas J. Albani	69	2008	X		X	X		X
Thomas O. Barnes	63	1978					X
							(ex-officio, non-voting)
Gary G. Benanav	66	1994	X	X	X	Chair
Mylle H. Mangum	63	2002	X	X	Chair			X

•	No director nominee, each of whom is a current director, attended fewer than 90% of the Board meetings and committee meetings on which he or she sits.

Auditors

As a matter of good corporate governance, we are asking our stockholders to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2012. Below is summary

i

information with respect to PricewaterhouseCoopers LLP's fees for services provided in 2011 and 2010.

Type of Fees	2011	2010
Audit Fees	$2,112,675	$2,327,691
Audit-Related Fees	$607,265	$266,538
Tax Fees	$1,543,357	$1,127,395
All Other Fees	$3,636	$3,030

Total Fees	$4,266,933	$3,724,654

Executive Compensation Advisory Vote

We are asking our stockholders to approve on an advisory basis our named executive officer ("NEO")compensation. The Board recommends a FOR vote because it believes that our compensation policies and practices are effective in achieving the Company's goals of rewarding for financial and operating performance, and aligning our NEOs’ interests with those of our stockholders.

Consistent with stockholders' vote on "say on frequency" last year, the Board approved that stockholders vote on the compensation of our NEOs every year so that stockholders may annually express their views on our executive compensation program.

Executive Compensation - Key Elements

Type		Form		Terms
Equity	•	Stock options	•	Time-based vesting; 18, 30, and 42 months from the grant date in equal installments
	•	Restricted stock units ("RSUs")	•	Time-based vesting; 30, 42, and 54 months from the grant date in equal installments
	•	Relative measure performance share awards ("Relative Measure PSAs")	•
Performance-based vesting at the end of a 3-year cycle; based on three equally weighted measures separately evaluated based on a comparison of the Company's relative performance against the performance of Russell 2000 Index companies

Cash	•	Salary	•	Generally eligible for annual salary increase consideration
	•	Annual incentive compensation	•	Stockholder-approved program with payouts based on accomplishment of targeted financial performance measures
Retirement	•	Defined benefit plans	•	Defined benefit plans (qualified and non-qualified above the IRS limit) with terms the same as other eligible U.S. based employees; vesting upon attaining 5 years of service
•
Non-qualified defined benefit plan that provides supplemental benefits if executive attains both 10 or more years of service and age 55 while an active employee; benefits are in lieu of benefits under the defined benefit plan above the IRS limit that applies to other U.S. based employees; applies only to Messrs. Milzcik, Dempsey and Burris; plan was closed to new participants in December 2008

	•	Deferred compensation plan	•
Mr. Stephens and Mses. Toussaint and Edwards participate in a non-qualified deferred compensation program that provides for a deferred employer contribution as a % of base salary and annual incentive amounts earned in excess of the IRS limit for qualified plans

Change in control and severance	•	Severance benefits	•	Severance payable and benefit continuation upon termination of employment in certain specified circumstances or upon a change in control
•
Severance ranges from a multiple of one times base salary plus pro rata bonus for certain non-change in control events under certain circumstances, to two times base salary plus additional benefits for certain change in control events

			•	“Double trigger” for accelerated vesting of all equity awards made after 2010 upon a change in control (except for CEO based on the terms of his employment agreement)
			•	No 280G gross-ups for a “golden parachute payment”

Type		Terms

Perquisites	•
Financial planning and tax preparation services, annual physicals (for amounts not otherwise covered by health insurance), executive life insurance with tax gross-up benefit (for current participants only), limited personal use of Company-leased aircraft (CEO only)

Other	•	Policy that prohibits hedging transactions involving the Company's securities for any of our directors or executive officers
	•	Executive stock ownership requirements
	•	Clawback of incentive compensation under certain circumstances

Summary of Key Executive Compensation Changes for 2011

Program Component		Summary of Changes in 2011

Base salary	•	$15,000 salary increase for each NEO effective April 1, 2011, approved in connection with the elimination of the cash perquisite allowances (described below)
	•	No separate merit increases were approved

Annual incentive awards	•	Modified performance measures and weighting for 2011 to better align Company focus on profitable sales growth and productivity improvements
	•	Modified 2011 performance measures (and weighting): basic EPS (70%), Revenue (15%) and Operating Margin (15%)

Long-term incentive awards	•	Includes three key components: stock options, restricted stock units ("RSUs") and relative measure performance share awards ("Relative Measure PSAs"); Relative Measure PSAs a new component for 2011
•
The relative measure program compares the Company's performance over a 3-year period against the performance of Russell 2000 Index companies, based on three, equally weighted and independently measured performance measures: total shareholder return, basic EPS growth and operating income before depreciation and amortization growth

•
Added a “double trigger” for accelerated vesting of all equity awards made after 2010 upon a change in control - that is, accelerated vesting for such awards occurs only if an NEO's employment is terminated by the Company without cause, or if the NEO resigns for good reason (as defined in the severance agreements) on or within two years following a change in control (except for CEO based on the terms of his employment agreement)

Retirement programs	•	None (but note changes made in 2012 described on page 35)

Executive life insurance programs	•	Eliminated participation in the Senior Enhanced Executive Life Insurance Program ("SEELIP") for any employee hired or promoted into an eligible position after April 1, 2011
	•	Eliminated for all NEOs Company-paid premium and related tax gross-up payments following retirement after April 1, 2011 under the SEELIP
Perquisites	•	Eliminated annual cash perquisite allowances of either $20,000 or $25,000
	•	Eliminated tax gross-ups on Company-paid annual physicals (for amounts not otherwise covered by health insurance) and annual financial planning and tax preparation services effective April 1, 2011
	•	Established an annual cap of $100,000 for the CEO's personal use of the Company-leased aircraft, the value of which is subject to personal income tax and does not include gross-up

Program Component		Summary of Changes in 2011

Other	•	Determined that stockholder advisory votes on executive compensation will be held annually, in accordance with our stockholders' preference
	•	Implemented hedging policy, where the Company prohibits hedging transactions involving the Company's securities for any of the Company's directors or Section 16 officers (which includes our NEOs)

2011 Compensation Summary

Below is the 2011 compensation for each NEO:

Name and Principal Position	Year	Salary	Bonus	Stock Awards		Option Awards		Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Gregory F. Milzcik	2011	$886,250	$—	$2,040,788		$904,792		$2,002,500	$1,802,030	$204,408	$7,840,768
President and Chief Executive Officer	2010	856,250	—	2,376,761		929,770		1,619,723	1,185,353	335,628	7,303,485
	2009	800,000	—	1,305,300		837,207		151,200	444,824	272,080	3,810,611
Christopher J. Stephens, Jr.	2011	427,250	—	340,131		150,549		646,500	36,337	218,575	1,819,342
Senior Vice President, Finance and Chief Financial Officer	2010	413,250	124,000	370,940		122,080		513,375	27,478	135,112	1,706,235
	2009	394,096	50,000	155,720		91,839		51,030	18,008	98,573	859,266
Patrick J. Dempsey	2011	427,250	—	274,901		122,836		646,500	378,554	74,451	1,924,492
Vice President, Barnes Group Inc. and President, Logistics and Manufacturing Services	2010	413,250	—	407,576		134,070		213,668	225,597	98,904	1,493,065
	2009	405,000	—	744,250		156,861		50,625	135,070	76,504	1,568,310

Claudia S. Toussaint	2011	356,250	—	270,241		119,840		486,000	33,721	158,106	1,424,158
Senior Vice President, General Counsel and Secretary	2010	236,635	—	407,355		284,906		262,823	17,273	199,363	1,408,355

Dawn N. Edwards	2011	292,250	—	223,648		101,115		399,600	73,928	117,334	1,207,875
Senior Vice President, Human Resources

Jerry W. Burris	2011	164,782	—	386,627	[1]	382,093	[2]	—	—	403,446	1,336,948
Former Vice President, Barnes Group Inc. and Former President, Precision Components	2010	413,250	—	407,576		134,070		579,738	209,553	89,201	1,833,388
	2009	405,000	50,000	744,250		156,861		35,964	91,300	76,901	1,560,276

[1]	This amount includes the incremental increase of $125,704 in fair value of prior year grants resulting from a change in service condition that was treated as a modification under ASC 718.

[2]	This amount includes the incremental increase of $267,496 in fair value of prior year grants resulting from a change in service condition that was treated as a modification under ASC 718.

2013 Annual Meeting

•	Deadline for stockholder proposals for inclusion in the proxy statement for the 2013 Annual Meeting: November 23, 2012

PROXY STATEMENT FOR 2012 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT FOR 2012 ANNUAL MEETING OF STOCKHOLDERS

MAY 4, 2012

This proxy statement is being used in connection with the solicitation of proxies by Barnes Group Inc., which is referred to in this proxy statement as the “Company”, on behalf of the Board of Directors for the 2012 Annual Meeting of Stockholders (“2012 Annual Meeting”) to be held on May 4, 2012 and at any adjournment thereof. Availability of this proxy statement and accompanying materials to stockholders is scheduled to begin on or about March 23, 2012.

INTERNET AVAILABILITY OF PROXY MATERIALS

In accordance with the rules of the Securities and Exchange Commission (the "SEC"), instead of mailing a printed copy of its proxy materials to each stockholder of record or beneficial owner, the Company is furnishing its proxy materials (proxy statement for the 2012 Annual Meeting, the proxy card and the 2011 Annual Report to Stockholders) by providing access to these materials on the internet. Stockholders will not receive printed copies of the proxy materials unless they request this form of delivery. Printed copies will be provided upon request at no charge.

A Notice of Meeting and Internet Availability of Proxy Materials (the “Notice of Internet Availability”) will be mailed to stockholders on or about March 23, 2012. The Company is providing the Notice of Internet Availability in lieu of mailing the printed proxy materials and is instructing stockholders as to how they may: (1) access and review the Company's proxy materials on the internet; (2) submit their proxy; and (3) receive printed proxy materials. Stockholders may request to receive printed proxy materials by mail or electronically by e-mail on an ongoing basis by following the instructions in the Notice of Internet Availability. A request to receive proxy materials in printed form by mail or by e-mail will remain in effect until such time as the submitting stockholder elects to terminate it.

INFORMATION ABOUT VOTING

Who Can Vote

Only stockholders of record at the close of business on March 8, 2012 (the “Record Date”) will be entitled to vote at the 2012 Annual Meeting. As of March 8, 2012, the Company had 54,214,129 outstanding shares of common stock, par value $.01 per share (the “Common Stock”), each of which is entitled to one vote.

Voting Your Shares

You can vote your shares either by proxy or in person at the 2012 Annual Meeting. If you choose to vote by proxy, you can do so in one of three ways:

•	By internet. To vote using the internet, go to the website listed on your Notice of Internet Availability or proxy card. You will need to follow these instructions and the website.

•
By telephone. To vote by telephone, call the toll free number listed on your Notice of Internet Availability or proxy card. You will need to follow these instructions and the prompts from the telephone voting system.

•	By mail. If you requested printed proxy materials and wish to vote by mail, simply mark, sign and date the proxy card and return it in the postage-paid envelope provided.

If you vote by internet or telephone, you should not return your proxy card.

If you hold your shares through a broker, bank or other nominee, you will receive separate instructions from the nominee describing how to vote your shares.

Revocation of Proxy

A stockholder who executes and delivers a proxy may revoke it at any time before it is exercised by voting in person at the 2012 Annual Meeting, by delivering a subsequent proxy, by notifying the inspectors of the election in person or in writing or, if previous instructions were given through the internet or by telephone, by providing new instructions by the same means.

Quorum

For the business of the 2012 Annual Meeting to be conducted, a minimum number of shares constituting a quorum must be present. The holders of a majority of the outstanding shares of Common Stock entitled to vote at the 2012 Annual Meeting must be present in person or represented by proxy at the 2012 Annual Meeting to have a quorum. Shares represented at the meeting by proxies including abstentions and broker non-votes are treated as present at the meeting for purposes of determining a quorum.

Broker Non-Votes

A broker non-vote occurs when a stockholder who holds his or her shares through a bank or brokerage firm does not instruct that bank or brokerage firm how to vote the shares and, as a result, the broker is prevented from voting the shares held in the stockholder's account on certain proposals. Under applicable New York Stock Exchange Rules, if you hold your shares through a bank or brokerage firm and your broker delivers the Notice of Internet Availability or the printed proxy materials to you, the broker has discretion to vote on “routine” matters only. The ratification of the selection of the Company's independent registered public accounting firm is considered "routine" and therefore may be voted on by your bank or brokerage firm without instructions from you.

The Effect of Broker Non-Votes and Abstentions

Abstentions and broker non-votes will not have an effect on the outcome of Proposal 1 (the election of directors). In voting on Proposal 2 (ratification of auditor selection), Proposal 3 (approval of executive compensation) and Proposal 4 (the stockholder proposal regarding establishing a policy requiring that the Board's chairman be an "independent director" and a person who has not previously served as an executive officer of the Company), abstentions will have the effect of votes against the proposals and broker non-votes will not have an effect on the outcome of the vote.

Vote Required and Recommendations of the Board of Directors for each Proposal

Proposal 1, Election of directors.

Vote Required: Directors are elected by a plurality of the votes cast. Proxies may not be voted for more than the number of nominees named by the Board of Directors.

Recommendation of the Board of Directors: The Board of Directors recommends a vote “FOR” all nominees.

Proposal 2, Ratifying the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for 2012.

Vote Required: Affirmative vote of a majority of shares of Common Stock represented in person or by proxy and entitled to vote on the matter.

Recommendation of the Board of Directors: The Board of Directors recommends a vote “FOR” this proposal.

Proposal 3, Advisory (non-binding) resolution to approve the Company's executive compensation.

Vote Required: Affirmative vote of a majority of shares of Common Stock represented in person or by proxy and entitled to vote on the matter. As noted in the discussion of this proposal, the choice receiving a majority of votes will not be binding on the Board of Directors or its Compensation and Management Development Committee (the “Compensation Committee”) and may neither be construed as overruling a decision by the Board of Directors or the Compensation Committee nor creating or implying any additional fiduciary duty on the Board of Directors. Further, it will not affect any compensation paid or awarded to any named executive officer.

Recommendation of the Board of Directors: The Board of Directors recommends a vote “FOR” this proposal.

Proposal 4, Stockholder proposal.

Vote Required: Affirmative vote of a majority of shares of Common Stock represented in person or by proxy and entitled to vote on the matter.

Recommendation of the Board of Directors: The Board of Directors recommends a vote “AGAINST” this proposal.

PROXY PROPOSALS

Stockholders who are entitled to vote at the 2012 Annual Meeting are requested to vote on the proposals listed below.

Election of Directors (Proxy Proposal 1)

Four directors who have previously served on the Board of Directors are nominated for re-election to the Board of Directors for a three-year term (unless any of them earlier dies, resigns, retires or is removed, as provided in the Company's Restated By-Laws). Thomas J. Albani, Thomas O. Barnes, Gary G. Benanav, and Mylle H. Mangum are nominated for re-election to the Board of Directors for terms expiring at the Annual Meeting of Stockholders in 2015.

Below is pertinent information concerning the nominees for re-election as directors and the six directors whose terms continue after the meeting. Each director has been associated with his or her present organization for at least the past five years unless otherwise noted. None of the organizations listed as business affiliates of the directors is a subsidiary or other affiliate of the Company.

The Board of Directors recommends a vote “FOR” all nominees.

Nominees for Re-election

Three-Year Term - Term to expire in 2015

Thomas J. Albani
Age: 69	Committees:
Director since: 2008	Compensation and Management Development
Current term expires: 2012	Corporate Governance
Finance

Mr. Albani retired in May 1998 from Electrolux Corporation where he served as the Chief Executive Officer for seven years and as a member of the Board of Directors. From 1994 to 2010, Mr. Albani was a director of Select Comfort Corporation. Mr. Albani's qualifications to be a member of our Board of Directors include his experience as the Chief Executive Officer of Electrolux Corporation, as well as his service as the Chief Operating Officer of Allegheny International, a multibillion dollar industrial conglomerate. He also has, through his experience in management consulting and participation in various industrial and consumer associations, strong strategic planning and problem solving skills and knowledge of the financial, environmental, legal and structural issues facing industrial companies.

Thomas O. Barnes
Age: 63	Committees:
Director since: 1978	Executive Committee (ex officio, non-voting member)
Current term expires: 2012

Mr. Barnes is Chairman of the Board of Directors and an employee of the Company. His role is described on page 10. He is currently a director of New England Bank Shares, Inc. He served as a director of Valley Bank from 2005 to 2007 when it was merged into New England Bank Shares, Inc. Mr. Barnes' qualifications to be a member of our Board of Directors include his experience in the fields of distribution, manufacturing, finance and governance with numerous organizations throughout his career, including the Company's distribution business. In addition, Mr. Barnes has owned and managed several businesses and has experience in the commercial lending field. He has served on the Board of Directors of the Company for over 30 years and has served as chairman, trustee or director for over 20 non-profit organizations.

Gary G. Benanav
Age: 66	Committees:
Director since: 1994	Audit
Current term expires: 2012	Compensation and Management Development
Corporate Governance (Chair)

Mr. Benanav retired in March 2005 from New York Life International, LLC where he was the Chief Executive Officer, and the Vice Chairman and a director of New York Life Insurance Company. He is a director of Express Scripts, Inc., a full-service pharmacy benefit management company. Mr. Benanav's qualifications to be a member of our Board of Directors include having served as the executive officer of two U.S. corporations with assets in excess of $100 billion, extensive international business experience, extensive management responsibility for U.S. and international insurance and financial services companies, experience in dealing with regulators and legislators, extensive knowledge of finance and accounting matters including complex financial statement and accounting issues across various types of businesses, and practice as a business attorney for 15 years including serving as a legal advisor to Boards of Directors for over five years. In addition, Mr. Benanav received a Presidential appointment as U.S. representative to APEC Business Advisory Council (2002 to 2005).

Mylle H. Mangum
Age: 63	Committees:
Director since: 2002	Audit
Current term expires: 2012	Compensation and Management Development (Chair)
Finance

Ms. Mangum is the Chief Executive Officer of IBT Enterprises, LLC, a leading provider of branch banking solutions. She was formerly the Chief Executive Officer of True Marketing Services, focusing on consolidating marketing services companies. From 1999 to 2002, she was the Chief Executive Officer of MMS, a private equity company involved in developing and implementing marketing and loyalty programs in high-tech environments. She is currently a director of Collective Brands, Inc., Haverty Furniture Companies, Inc., and Express, Inc. Over the past five years she has also served as a director of Scientific-Atlanta, Inc., Respironics, Inc., Matria Healthcare, Inc., Emageon Inc., and Payless ShoeSource, Inc., the predecessor to Collective Brands. Ms. Mangum's qualifications to be a member of our Board of Directors include her current service as a chief executive officer, and extensive business and management experience including, in addition to that mentioned above, serving as an executive with General Electric, BellSouth and Holiday Inn Worldwide. She has extensive knowledge of marketing, accounting and finance, as well as compliance and internal controls.

Continuing Directors
Term expiring in 2013

John W. Alden
	Age: 70	Committees:
	Director since: 2000	Compensation and Management Development
	Current term expires: 2013	Corporate Governance
Finance (Chair)

Mr. Alden retired in 2000 as Vice Chairman, United Parcel Service of America, Inc. From 1988 until his retirement, he served as a director of United Parcel Service. He is currently, and has been during the past five years, a director of Silgan Holdings Inc., The Dun & Bradstreet Corporation and Arkansas Best Corporation. In addition to his service with United Parcel Service of America, Inc. and on other boards of directors, Mr. Alden's qualifications to be a member of our Board of Directors include his extensive experience as senior manager and vice chairman of a $50 billion company with responsibility for corporate strategic planning, worldwide marketing, sales, communications, public relations and logistics, and a life-long career in industry.

George T. Carpenter
	Age: 71	Committees:
	Director since: 1985	Compensation and Management Development
	Current term expires: 2013	Corporate Governance
Executive (Chair)

Mr. Carpenter is President and a director of The S. Carpenter Construction Company, which is involved in general contracting, and The Carpenter Realty Company, which is involved in real estate management. For over nine years until mid-2008, Mr. Carpenter served as a director of Webster Financial Corporation. Mr. Carpenter's qualifications to be a member of our Board of Directors include his direct ownership and hands-on management of two Bristol, Connecticut-based businesses and his knowledge of the banking and financial industries and financing arrangements. Mr. Carpenter has served on our Board of Directors for 26 years.

William J. Morgan
	Age: 65	Committees:
	Director since: 2006	Audit (Chair)
	Current term expires: 2013	Corporate Governance
Executive

Mr. Morgan is a retired partner of the accounting firm KPMG LLP where he served clients in the industrial and consumer market practices. After his retirement in 2006, and until 2010, he was a consultant to KPMG LLP's Leadership Development Group and Dean of KPMG's Chairman's 25 Leadership Development Program. He is the Audit Committee financial expert. From 2004 until 2006, Mr. Morgan was the Chairman of KPMG LLP's Audit Quality Council and, from 2002 until 2006, he was a member of its Independence Disciplinary Committee. He previously served as the Managing Partner of the Stamford, Connecticut office. Mr. Morgan is currently a director of PGT, Inc. He previously served as a member of the Boards of Directors for KPMG LLP and KPMG Americas. In addition to his service with KPMG LLP and on other boards of directors, Mr. Morgan's qualifications to be a member of our Board of Directors include his 39 year career and expertise in the accounting and auditing fields as well as his extensive practice as a certified public accountant and experience working with global industrial companies relative to accounting, finance, auditing, controls, risk management, compliance and corporate governance.

Term expiring in 2014

William S. Bristow, Jr.
	Age: 58	Committees:
	Director since: 1978	Executive
	Current term expires: 2014	Finance

Mr. Bristow is President of W.S. Bristow & Associates, Inc., which is engaged in small business development. Mr. Bristow's qualifications to be a member of our Board of Directors include his extensive knowledge of our Company with over 30 years of service as a member of our Board of Directors, ownership and direct management of W.S. Bristow & Associates and his expertise in the area of sales.

Hassell H. McClellan
Age: 66	Committees:
Director since: 2010	Audit
Current term expires: 2014	Finance

Dr. McClellan is an Associate Professor of Finance and Policy at Boston College's Wallace E. Carroll School of Management. Dr. McClellan has been a member of the faculty of Boston College since 1984. He specializes in strategic management, global competitiveness and strategic management for boards of directors and financial services. He served as the Associate Dean of Boston College's Wallace E. Carroll School of Management from 1996 to 2000. Dr. McClellan has both an MBA and a Doctor of Business Administration degree. Dr. McClellan is currently a trustee of the Virtus Variable Insurance Trust (formerly Phoenix Edge Series Fund) where he has served since 2008, the John Hancock Variable Insurance Trust (formerly John Hancock Trust) where he has served since 2005, and John Hancock Funds II where he has served since 2005. Dr. McClellan's qualifications to be a member of our Board of Directors include his extensive experience and expertise in global competitiveness, strategic planning and finance. In addition to his academic achievements in these areas, he has served as a board member or trustee of more than ten not-for-profit and private organizations.

Gregory F. Milzcik
Age: 52	Committees:
Director since: 2006	Executive (ex officio, non-voting member)
Current term expires: 2014

Mr. Milzcik became President and Chief Executive Officer of the Company in October 2006. He joined the Company in June 1999 as Vice President, Barnes Group Inc. and President, Barnes Aerospace. He was appointed President, Barnes Industrial (formerly Associated Spring) in November 2004 and Executive Vice President and Chief Operating Officer of the Company in February 2006. He is currently, and has been since 2008, a director of IDEX Corporation. Mr. Milzcik's qualifications to be a member of our Board of Directors include his life-long career and expertise in the aerospace industry as well as his extensive knowledge in the fields of domestic and international operations, engineering, lean management, marketing, and enterprise management systems.

Ratifying the Selection of PricewaterhouseCoopers LLP as the Company's Independent Registered Public Accounting Firm (Proxy Proposal 2)

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ended December 31, 2012. Although not required by the Charter or Restated By-Laws of the Company, the Company has determined to ask the stockholders to ratify this selection. A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting and will have the opportunity to make a statement, if desired, and to be available to respond to appropriate questions.

The Board of Directors recommends a vote “FOR” this Proposal.

Advisory (Non-Binding) Resolution to Approve the Company's Executive Compensation (Proxy Proposal 3)

Under SEC rules, we are providing stockholders with an advisory (non-binding) vote to approve the compensation of our named executive officers, which is described in the Compensation Discussion and Analysis ("CD&A"), the compensation tables, and the accompanying required narrative disclosure regarding named executive compensation included in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to vote whether or not to approve the compensation of our named executive officers as described in this proxy statement. At the 2011 Annual Meeting, stockholders voted in favor of holding the advisory vote on an annual basis and, in accordance with stockholder preference, the Board of Directors determined that advisory votes will be held on an annual basis. Stockholders that do not wish to vote may abstain from voting.

The Company's executive compensation programs are designed to attract, engage and retain highly qualified executive officers. The Company has a strong pay-for-performance philosophy and, as a result, the compensation paid to our named executive officers is closely aligned with the Company's performance on both a short-term and a long-term basis. For 2011, our executive compensation program for our named executive officers was designed to reward positive performance with respect to the following financial performance measures: basic earnings per share (EPS), consolidated revenue, and consolidated operating margin, as well as the Company's performance over a three-year period ending December 31, 2013 relative to the performance of companies included in the Russell 2000 Index. These 2011 performance measures were designed to align our program with our two key strategic goals for 2011: profitable sales growth and productivity improvements.

Our compensation mix for 2011 continued to provide total target direct compensation for our named executive officers that generally falls at the 50th percentile of the total direct compensation paid to executives holding equivalent positions in a defined peer group of companies and other external sources used to inform the Compensation and Management Development Committee of the Company's Board of Directors (the “Compensation Committee”) generally about the external market value of our executive roles. We believe our compensation mix provides sufficient incentives in the form of annual cash incentive awards and long-term incentive awards to drive the Company's performance and enhance stockholder value. Specifically, if the Company's performance meets or exceeds pre-established performance targets, including achieving performance levels at or above the 50th percentile on a relative basis compared to the performance of Russell 2000 Index companies, and/or our stock price increases, the named executive officers have an opportunity to realize significant additional compensation in the form of annual cash incentive awards and long-term equity and cash incentive awards. If the Company's performance does not meet pre-established performance targets, including reaching performance levels below the 50th percentile on a relative basis compared to the performance of Russell 2000 Index companies, and/or our stock price declines, the named executive officers have significant downside financial risk.

We have also implemented certain policies and guidelines regarding our executive compensation program designed to mitigate risk as set forth in our CD&A, including the following: (1) stock ownership requirements; (2) clawback agreements; and (3) capped annual and long-term incentive programs. We encourage stockholders to review the CD&A starting on page 11 which provides a detailed discussion of the executive compensation program in place for our named executive officers.

Accordingly, stockholders are being asked to approve the following resolution:

“RESOLVED, that the stockholders of the Company approve the compensation paid to the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis and the tabular disclosures regarding named executive officer compensation, together with the accompanying narrative disclosure, in this proxy statement for its 2012 Annual Meeting.”

This vote will not be binding on the Board of Directors or the Compensation Committee and may not be construed as overruling a decision by the Board of Directors or the Compensation Committee nor create or imply any additional fiduciary duty on the Board of Directors. Further, it will not affect any compensation paid or awarded to any named executive officer. However, the Compensation Committee and the Board of Directors recognize the importance of receiving input from our stockholders on important issues such as executive compensation and expect to continue to take into account the outcome of the “say-on-pay” vote when considering future executive compensation arrangements.

The Board of Directors recommends a vote “FOR” the approval of the advisory resolution to approve the compensation paid to the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis and the tabular disclosures regarding named executive officer compensation, together with the accompanying narrative disclosure, in this proxy statement for its 2012 Annual Meeting.

Stockholder Proposal (Proxy Proposal 4)

We have received the following proposal from Gerald R. Armstrong, a registered holder as of the Record Date of 960 shares of Common Stock. He has requested that the following resolution and supporting statement be included in our proxy statement for the 2012 Annual Meeting. If properly presented, this proposal will be voted upon at the 2012 Annual Meeting. We are not responsible for the content of the proponent's resolution or supporting statement, which are printed below in italics exactly as submitted.

Mr. Armstrong's address is as follows: 910 Sixteenth Street, No. 412, Denver, Colorado 80202-2917.

RESOLUTION

That the shareholders of BARNES GROUP INC. request its Board of Directors to establish a policy requiring that the Board's chairman be an "independent director," as defined by the rules of the New York Stock Exchange, and who has not previously served as an executive officer of BARNES GROUP, INC.

This policy should not be implemented to violate and contractual obligation and should specify: (a) how to select a new "independent" chairman if the current chairman ceases to be independent during the time between annual meetings of shareholders; and, (b) that compliance is excused if no independent director is available and willing to serve as chairman.

STATEMENT

The proponent believes that the Board of Directors will provide greater oversight of management with an "independent chairman." The absence of an "independent chairman" could be part of the past problems and the inability of Barnes Group to regain significant profits to restore reasonable dividends to shareholders.

Thomas O. Barnes is an employee, a Director since 1978, and serves as chairman. After the earnings decline and the board's inability to restore earnings and reasonable dividends to shareholders, he remains an "employee" Chairman.

In the meeting held May 6, 2011, the proponent's proposal to eliminate "super-majority" voting requirements received approval with votes of 26,537,505 shares (65.03% of shares voted) worth $663,172,249.95 on the meeting date. In the 2010 meeting, his proposal to declassify terms of directors from three years to one year received approval with votes of 27,977,170 shares (67.44% of shares voted) worth $511,702,439.90 on that meeting date. The Board has not supported the shareholder votes on these issues by introducing appropriate amendments and the proponent believes that an "independent chairman" is needed to correct these failures.

Norges Bank Investment Management has stated in support of a similar proposal:

"The roles of Chairman of the Board and CEO are fundamentally different and should not be held by the same person. There should be a clear division of responsibilities between these positions to insure a balance of power and authority on the Board. Approximately, 43% of S&P 1500 companies have separate CEO and Chairman positions.

"The Board should be led by an independent Chairman. Such a structure will put the Board in a better position to make independent evaluations and decisions, hire management, decide a remuneration policy that encourages performance, provide strategic direction and support management in taking a long-term view in development of business strategies. An independently led Board is better able to oversee and give guidance to corporation executives, help prevent conflict or the perception of conflict, and effectively strengthen the system of checks-and-balances within corporate structure and thus protect shareholder value."

If you agree, please vote "FOR" this proposal.

Company Response to Stockholder Proposal

The Board of Directors unanimously recommends a vote AGAINST adoption of the above proposal because the Board believes:

•	The Company's corporate governance structure already provides effective independent oversight of management; and

•
If adopted, the proposal would unnecessarily restrict the Board's ability to select the director best suited to serve as Chair of the Board based on criteria the Board deems to be in the best interests of the Company and its stockholders.

The decision of who should serve as Chair is the responsibility of the Board and the Board believes this should not be constrained by a requirement that the position of Chair be limited to a member who is an independent director and who has not previously served as an executive officer. The Board believes that the Company is best served by the Board retaining the flexibility to determine the most effective leadership structure for the Company, based upon its evaluation of what is best for the Company and the stockholders at the time it is making its determination. This includes having the flexibility to appoint an employee to serve as Chair if it is in the best interests of the Company and its stockholders. The Board believes it would be unwise to adopt a policy that would inhibit its future ability to satisfy this duty.

As described under “Board Leadership Structure” and other portions of the “Corporate Governance” section below, the Board believes that effective independence and oversight are currently being maintained, as indicated by several factors including:

•
The independence of the Board as a whole satisfies both Company and New York Stock Exchange guidelines and independence standards. Only one member of management, our Chief Executive Officer, is a member of the Board. While our Chairman is a Company employee, he is not a member of management. In fact, his services as an executive officer ended in 1997.

•
Various committees of the Board perform oversight functions that are independent of management. The Audit Committee, the Compensation and Management Development Committee and the Corporate Governance Committee are each composed entirely of independent directors. This means that oversight of critical matters such as the integrity of the Company's financial statements, executive compensation and the process for the nomination of directors and evaluation of the Board and key committees is entrusted to independent directors.

•
While the Chair of the Board presides at executive sessions of the non-management directors, the Chair of the Audit Committee (or his or her delegatee director) presides at executive sessions of the independent directors.

•
As required by our Corporate Governance Guidelines, the non-management directors meet in regularly scheduled executive sessions without the presence of management, and the independent directors meet in executive session at least once each year without the employee Chairman.

•
The independent members of the Board and each of its key committees, which are composed entirely of independent directors, have unrestricted access to management and the authority to retain independent financial, compensation, legal and other advisors as they may deem appropriate.

•	Stockholders may communicate directly with the Company's independent or non-management directors as described below in the “Stockholder and Interested Parties Communications” section.

In summary, the Board believes it should maintain its ability to establish and maintain leadership structures that reflect the Board's judgment of the best interests of the Company and its stockholders under then prevailing circumstances, and because it believes the Company already receives substantial and effective oversight from our independent directors and our strong corporate governance practices.

Recommendation of the Board of Directors

For these reasons, the Board believes that this proposal is not in the best interests of the Company or its stockholders. Therefore, the Board recommends a vote “AGAINST” this proposal.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

The following is a discussion and analysis of our compensation programs as they apply to our Chief Executive Officer, Chief Financial Officer and the next most highly compensated executive officers who were serving as executive officers of the Company during 2011 (our “NEOs”). Our NEOs for 2011 were Gregory Milzcik, Christopher Stephens, Jr., Patrick Dempsey, Claudia Toussaint, and Dawn Edwards, and Jerry Burris whose employment with the Company ended on August 20, 2011.

In this Compensation Discussion and Analysis, we discuss our compensation policies and practices as they relate to our NEOs and explain recent changes we have made to our executive compensation program. We also provide details regarding the individual components of our NEO executive compensation program and explain how and why we make decisions to establish executive compensation at particular levels.

Executive Summary

During 2011, the Company focused its efforts on achieving two key strategic objectives - profitable sales growth and productivity improvements. We made significant investments in our worldwide application of Lean principles, the key to increasing efficiency and responding more adeptly to our customers' needs. During 2011, we continued to strengthen our balance sheet and cash flow, re-focused our portfolio of businesses with the divestiture of Barnes Distribution Europe, which was part of our Logistics and Manufacturing Services segment, and reinvigorated our focus on acquisition opportunities.

To drive our two key strategic objectives, profitable sales growth and productivity improvements, the Company built on executive compensation program changes made in 2010 and took a number of additional actions during 2011 to improve alignment. For our annual incentive compensation, the Company continued the use of basic Earnings Per Share ("EPS") and Company-wide consolidated revenue ("Revenue") as performance measures and added a performance measure based on Company-wide consolidated operating margin ("Operating Margin"). This combination of measures was designed to emphasize profitability and productivity, and to drive organic sales growth. To emphasize the new Operating Margin performance measure, the weighting for basic EPS was reduced from 85% to 70%, with the reduction shifted to Operating Margin.

The Company's success in achieving these three performance measures resulted in above-target payouts under our annual incentive compensation program, as detailed in the below table.

Performance Measure	Weighting (%)	2011 Results[1]	Comparison to Target
As Certified Basic EPS[2]	70%	$1.69	$0.48 above target
As Certified Revenue[3]	15%	$1,280 million	$68.0 million above target
As Certified Operating Margin[4]	15%	11.1%	280 basis points above target
________

[1]
Results are adjusted in accordance with the Barnes Group Inc. Performance-Linked Bonus Plan for Selected Executive Officers ("Annual Incentive Plan" or "Performance-Linked Bonus Plan") and certified by the Compensation Committee, as described below in the "Annual Cash Incentive Awards" section.

[2]
"As Certified Basic EPS" is based on Basic EPS, excluding costs related to discontinued operations, strategic initiatives for restructuring activities and acquisition due diligence, as directed under the Annual Incentive Plan.

[3]	"As Certified Revenue" is based on Revenue, adding back net sales of discontinued operations, as directed under the Annual Incentive Plan.

[4]
"As Certified Operating Margin" is based on Operating Margin, excluding costs related to strategic initiatives for restructuring activities and acquisition due diligence, as directed under the Annual Incentive Plan.

Long-term incentive award opportunities are potentially the largest component of our NEOs' annual compensation depending upon our long-term performance. In 2011, we made significant changes to our long-term incentive compensation program by replacing the portion of the program that was based on annual EPS-driven performance awards with a relative measure program. The program now consists of stock options, restricted stock units ("RSUs"), and relative measure performance share awards ("Relative Measure PSAs"). The relative measure program compares the Company's relative performance over a three-year period against the performance of Russell 2000 Index companies, based on three equally-weighted and independently measured performance measures: total shareholder return, basic EPS growth and operating income before depreciation and amortization growth. The grants made in 2011 cover the 2011 - 2013 performance period. Payouts, if any, under this program will be made in 2014. The Company's success in achieving predetermined EPS goals under the EPS-based Performance Unit Awards ("EPS PUPs") and EPS-based Performance Share Awards ("EPS PSAs") made in 2009 and 2010 resulted in payouts for the 2011 portion of these grants at the maximum 125% of target level.

Say on Pay Vote

The Compensation Committee believes that our executive compensation programs are effective in driving our pay-for-performance philosophy. As part of our corporate governance system, we evaluate our programs in light of market conditions, stockholder views, and governance considerations, and make changes as appropriate for our business. In May 2011, we held a stockholder advisory vote on the compensation of our NEOs, commonly referred to as a say-on-pay vote. We had strong support from our stockholders with respect to the compensation of our NEOs, with over 74% of stockholder votes cast in favor of our say-on-pay resolution. As we evaluated our compensation programs in 2011 we took into account the stockholder vote and made certain changes to our executive compensation program as described below. We also determined that stockholder advisory votes on executive compensation would be held annually. Under Proposal 3 in this proxy statement, we are recommending that stockholders cast their advisory vote in favor of approving the compensation for our NEOs as disclosed in this proxy statement.

Summary of Key Executive Compensation Changes for 2011

Program Component		Summary of Changes in 2011

Base salary	•	$15,000 salary increase for each NEO effective April 1, 2011, approved in connection with the cash perquisite allowances elimination (described below)
	•	No separate merit increases were approved
Annual incentive awards	•	Modified performance measures and weighting for 2011 to better align Company focus on profitable sales growth and productivity improvements
	•	Modified 2011 performance measures (and weighting): basic EPS (70%), Revenue (15%) and Operating Margin (15%)

Long-term incentive awards	•	Includes three key components: stock options, restricted stock units ("RSUs") and relative measure performance share awards ("Relative Measure PSAs"); Relative Measure PSAs a new component for 2011
•
The relative measure program compares the Company's performance over a 3-year period against the performance of Russell 2000 Index companies, based on three, equally weighted and independently measured performance measures: total shareholder return, basic EPS growth and operating income before depreciation and amortization growth

•
Added a “double trigger” for accelerated vesting of all equity awards made after 2010 upon a change in control - that is, accelerated vesting for such awards occurs only if an NEO's employment is terminated by the Company without cause, or if the NEO resigns for good reason (as defined in the severance agreements) on or within two years following a change in control (except for CEO based on the terms of his employment agreement)

Retirement programs	•	None (but note changes made in 2012 described on page 35)

Executive life insurance programs	•	Eliminated participation in the Senior Enhanced Executive Life Insurance Program ("SEELIP") for any employee hired or promoted into an eligible position after April 1, 2011
	•	Eliminated for all NEOs Company-paid premium and related tax gross-up payments following retirement after April 1, 2011 under the SEELIP
Perquisites	•	Eliminated annual cash perquisite allowances of either $20,000 or $25,000
	•	Eliminated tax gross-ups on Company-paid annual physicals (for amounts not otherwise covered by health insurance) and annual financial planning and tax preparation services effective April 1, 2011
	•	Established an annual cap of $100,000 for the CEO's personal use of the Company-leased aircraft, the value of which is subject to personal income tax and does not include gross-up

Program Component		Summary of Changes in 2011

Other	•	Determined that stockholder advisory votes on executive compensation will be held annually, in accordance with our stockholders' preference
	•	Implemented hedging policy, where the Company prohibits hedging transactions involving the Company's securities for any of the Company's directors or Section 16 officers (which includes our NEOs)

Executive Compensation Philosophy

We believe that executive compensation should support and reinforce a pay-for-performance philosophy. Consequently, our NEO compensation is closely aligned with the Company's performance on both a short-term and a long-term basis by tying a significant portion of the compensation opportunity for our NEOs directly to the Company's stock performance and other objectives that we believe affect stockholder value. As a result, if the Company's performance meets or exceeds pre-established performance targets, including achieving performance levels at or above the 50th percentile on a relative basis compared to the performance of Russell 2000 Index companies, and/or our stock price increases, the NEOs have an opportunity to realize significant additional compensation in the form of annual cash incentive payouts and long-term equity and cash incentive payouts. If the Company's performance does not meet pre-established performance targets, including reaching performance levels below the 50th percentile on a relative basis compared to the performance of Russell 2000 Index companies, and/or our stock price declines, the NEOs have significant downside financial risk.

Further in line with our pay-for-performance philosophy, the Company aims to provide our NEOs with the opportunity to earn total direct compensation that generally falls at the 50th percentile of the total direct compensation paid to executives holding equivalent positions in a defined peer group of companies. This is referred to in this proxy statement as the “Peer Group.” Individual executive compensation may be above or below the target range based on the individual's performance, experience, skillset and range of responsibilities. Other external sources such as survey data are used to inform the Compensation Committee generally about the external market value of our executive roles. We believe that targeting the median range provides an opportunity for appropriate compensation levels that will attract high quality executives, provide the proper incentives to our NEOs for achievement of our strategic objectives and retain our NEOs over the long-term.

Total Direct Compensation in 2011

Total direct compensation includes the following three elements: annual base salary; annual cash incentive awards; and long-term incentive awards. These elements provide the Compensation Committee with a platform to reinforce our pay-for-performance philosophy to address our business needs and goals with appropriate flexibility. The Compensation Committee can vary the performance measures from year to year, consistent with the applicable plans described below. As part of our pay-for-performance philosophy, we have taken steps to reduce certain non-performance based compensation. These changes are noted in the “Summary of Key Executive Compensation Changes for 2011” section in this Compensation Discussion and Analysis. In addition, our NEOs are eligible for change in control and severance benefits; pension, retirement and executive life insurance programs; and certain perquisites.

Performance-based compensation in the form of annual and long-term incentives constituted over 70% of 2011 total direct compensation for our CEO and other NEOs.

[1]	"All Other NEOs" chart above does not include information for Mr. Burris, whose employment with the Company terminated on August 20, 2011.

The Summary Compensation Table on page 26 provides details regarding the compensation for each NEO.

Executive Compensation General Objectives and Process

Objectives

The overarching objective of the Company's executive compensation philosophy is to support the achievement of our long-term strategic business goals of building lasting stockholder value and achieving profitable sales growth and productivity improvements. To support these goals, our compensation program for our NEOs is designed to:

•	Provide appropriate incentives by linking and balancing significant short- and long-term compensation opportunities to Company performance and total shareholder return;

•	Reward NEOs who contribute meaningfully to achieving our strategic objectives;

•	Require NEOs to hold a significant equity investment in our Company so that they manage the business from the perspective of stockholders;

•
Align our compensation polices with stockholders' long-term interests by assigning a significant portion of potential compensation to performance-based pay elements that are dependent upon achieving the Company's goals, but that do not encourage excessive risk-taking;

•	Attract, retain and engage highly qualified individuals by offering competitive, balanced compensation arrangements based upon clear goals that vest on continued employment; and

•	Maximize the tax effectiveness of the total compensation and benefits package, and minimize potentially adverse tax and accounting consequences, in each case to the extent practicable.

Process of Determining Named Executive Officer Compensation

The Compensation Committee is responsible for determining the types and amounts of compensation paid to our NEOs. The Compensation Committee uses several tools to make these determinations, including external consultants and peer group analysis.

External Consultants

Company management engages Frederic W. Cook & Co. Inc. (“Cook”) to advise management on executive compensation matters. Cook annually compiles competitive compensation data regarding each element of compensation provided by our Company and other companies, and reviews the Company's compensation practices in terms of competitiveness, appropriateness and alignment with our performance, as well as the proportions the Company allocates to each element.

The Compensation Committee directly retains a consulting firm, Meridian Compensation Partners, LLC ("Meridian"), to assist in the Compensation Committee's oversight of the executive compensation program, which includes reviewing and assessing information provided by Cook. The Compensation Committee has engaged Meridian since November 2010. Before November 2010, the Compensation Committee had engaged another consultant. The fees for Meridian are negotiated directly by the Compensation Committee and paid by the Company at the

Compensation Committee's request. Neither Cook nor Meridian provided any services for the Company in 2011 other than advice on executive and director compensation.

Meridian regularly participates in Compensation Committee meetings, both with and without Company management, and advises the Compensation Committee on compensation trends and best practices, plan design, pay and performance alignment and the process used to determine the reasonableness of individual compensation awards. The Compensation Committee believes that the use of a separate consultant reporting directly to it supports the objective that the Company's executive compensation programs are reasonable and consistent with Company goals and evolving governance considerations. In addition, the Compensation Committee from time to time directly retains its own outside legal counsel.

Peer Group Analysis

A primary data source used in setting the NEO compensation is the information publicly disclosed by our Peer Group. The Peer Group is reviewed periodically by Cook and updated as appropriate to take into account changes in the size, scope, financial performance, ownership structure and business focus of the Company and the peer institutions. With the assistance of Cook, management recommends to the Compensation Committee a preliminary Peer Group. At the last review, the factors considered by Cook in making its recommendations included: revenue levels within an approximate range of one-half to two times the Company's annual revenue; companies that operated in one of the same industries as the Company; and companies that used the same distribution channels as the Company. We removed from consideration all companies with a significant concentration of ownership by one party. The analysis also included a review of statistical data to support comparability with the prior Peer Group. After considering these recommendations, the Compensation Committee approves the Peer Group, including any changes to the Peer Group as a result of its analysis. In addition, the Compensation Committee periodically requests a separate evaluation of the Peer Group by its own consultant. The Compensation Committee last requested such a separate evaluation in 2009 for the 2010 compensation cycle.

The Peer Group used for 2011 was the same as the one established in late 2009 in accordance with the above described process because none of the Peer Group companies had sufficient changes in their businesses and the Company's operations also remained essentially the same.

For 2011, our Peer Group was comprised of the following 17 companies:

Ametek Inc.	Graco Inc.
Applied Industrial Technologies Inc.	Hexcel Corp.
BE Aerospace Inc.	Kaman Corp.
Carpenter Technology Corp.	Kaydon Corp.
Circor International Inc.	Moog Inc.
Crane Co.	Triumph Group Inc.
Curtiss-Wright Inc.	Valmont Industries Inc.
Enpro Industries Inc.	Watsco Inc.
Esterline Technologies Corp.

In addition, in connection with our annual compensation review process, the Compensation Committee reviewed tally sheets for each NEO.

The Role of Executive Officers

Mr. Gregory Milzcik, the President and Chief Executive Officer, gives the Compensation Committee a performance assessment for each of the other NEOs. The Compensation Committee utilizes these assessments, along with other information, to determine NEO compensation. Mr. Milzcik and Ms. Dawn Edwards, Senior Vice President, Human Resources, regularly attend Compensation Committee meetings at the request of the Compensation Committee but are generally not present for the executive sessions or for any discussion of the individual components of their own compensation. In addition, Mr. Christopher J. Stephens, Jr., Senior Vice President, Finance, and Chief Financial Officer, provides financial information used by the Compensation Committee to make decisions regarding incentive compensation targets and related payouts.

Components of Our Executive Compensation Program

For 2011, the compensation for our NEOs consists of the following elements:

•	Base salary;

•	Annual cash incentive awards;

•	Long-term incentive awards;

•	Change in control and severance benefits;

•	Pension, retirement and executive life insurance programs; and

•	Perquisites.

Only base salary, annual cash incentive awards and long-term incentive awards are taken into account to set the target total direct compensation mix for each NEO. Based on competitive compensation data presented by Cook in December 2010, the 2011 target total direct compensation for all NEOs was at the market median, or approximately the 50th percentile of comparative executives, including those within our Peer Group and/or based on survey data. For Mr. Milzcik, the 2011 target total direct compensation was also at the market median, or approximately the 50th percentile of compensation of CEOs within our Peer Group. The Company defines "median" as within ten percent of the benchmark. In setting the target total direct compensation mix for our NEOs, the Compensation Committee may make decisions that vary from the Peer Group data based on NEO experience, retention considerations, range of responsibilities, and the nature and complexity of each NEO's role. The Compensation Committee also uses individual performance as it considers appropriate to determine whether any adjustments should be made to an NEO's total direct compensation, including the targeted long-term incentive grants.

Base Salary

Base salary increases usually take effect on April 1st of each year, but may be made at interim dates within the annual cycle if the Compensation Committee deems it appropriate and necessary based on internal and external considerations. In determining whether to award merit-based salary increases to our NEOs, the Compensation Committee considered a number of factors, including the following:

•	Peer Group data and external market information;

•	Individual performance;

•
The level of responsibility assumed and the nature and complexity of each NEO's role (including the number of years in the position, any recent promotion or change in responsibility or “impact” as a member of management, and the amount, timing and percentage of the last base salary increase);

•
The leadership demonstrated to create and promote a day-to-day working environment of unwavering integrity, compliance with applicable laws and the Company's ethics policies, and global responsibility; and

•	The desire to retain NEOs capable of driving achievement of the Company's strategic objectives and the marketability and criticality of retention of NEOs.

The chart below details annual base salary levels for each NEO as of April 1, 2010 and 2011, respectively, with the corresponding percentage changes reflecting the increase in 2011 base salary for all NEOs.

NEO	Base Salary Effective April 1, 2010	Base Salary Effective April 1, 2011	Change in Annual Base Salary ($)	Change in Annual Base Salary (%)
G. Milzcik	$875,000	$890,000	$15,000	1.7%
C. Stephens, Jr.	$416,000	$431,000	$15,000	3.6%
P. Dempsey	$416,000	$431,000	$15,000	3.6%
C. Toussaint	$345,000	$360,000	$15,000	4.3%
D. Edwards	$281,000	$296,000	$15,000	5.3%
J. Burris	$416,000	$431,000	$15,000	3.6%

The $15,000 salary increase provided to each of the NEOs in 2011 was designed to offset the discontinuance of the annual cash perquisite allowance of either $20,000 or $25,000. No other salary increases were provided to NEOs in 2011.

Annual Cash Incentive Awards

We pay annual cash incentive awards to reward the performance achievements of our NEOs. Except in circumstances of retirement, death, or disability, or certain instances of involuntary termination by the Company on or after November 1st of an award period, an NEO generally must be employed by us on the payment date to receive an annual cash incentive award. For 2011, the NEOs participated in the Barnes Group Inc. Performance-Linked Bonus Plan for Selected Executive Officers. We refer to this plan as our “Annual Incentive Plan.” The Annual Incentive Plan is structured to pay amounts that meet the qualified performance-based compensation exception for purposes of Section 162(m) of the Internal Revenue Code.

Under the Annual Incentive Plan, each NEO is assigned an award opportunity expressed as a percentage of his or her base salary, which varies by the NEO's role. Each NEO's annual cash incentive payout is generally determined based on our achievement of Company performance objectives.

The chart below details the cash incentive award opportunities available to each NEO for 2011 under the Annual Incentive Plan expressed as a percentage of base salary. Where performance falls between the threshold, target or maximum performance levels, the cash incentive award opportunity is calculated using straight-line interpolation.

	% of Salary
NEO	Threshold Level	Target Level	Maximum Level
G. Milzcik	18.75%	75%	225%
C. Stephens, Jr.	12.5%	50%	150%
P. Dempsey	12.5%	50%	150%
C. Toussaint	11.3%	45%	135%
D. Edwards	11.3%	45%	135%
J. Burris	12.5%	50%	150%

The targets for the Annual Incentive Plan are intended to be challenging but attainable. The Compensation Committee generally establishes the target for each financial performance measure in December of each year based on review and approval of the Company's annual business plan and budget. We use financial performance objectives as performance measures under the Annual Incentive Plan because they are consistent with our focus of driving strong business performance and increasing long-term stockholder value. For fiscal year 2011, the performance measures for the Annual Incentive Plan were basic EPS, Revenue and Operating Margin. Basic EPS is used as a measure because we believe it is a principal driver of our stock price. Basic EPS is used rather than diluted EPS to overcome a potentially adverse impact from stock price appreciation that could increase the earned award if the stock price were to decline. Revenue is used as a measure to drive growth in the size of our business. Operating Margin is used as a measure to drive our sales to meet expected levels of profitability.

For fiscal year 2011, all NEOs were evaluated on corporate measures. In fiscal year 2010, NEOs with business segment responsibilities were evaluated on a combination of business segment and corporate measures. The change to 100% corporate measures occurred in recognition of the key role that each NEO plays in the overall management of the Company and in recognition of the impact of overall corporate strategies on segment results.

The chart below sets forth the Annual Incentive Plan performance measures and the weighting of each measure for the NEOs for 2011:

Achievement of the financial performance measures under the Annual Incentive Plan are first determined according to GAAP, but then adjusted pursuant to the terms of the Annual Incentive Plan to include or exclude certain extraordinary, unusual or non-recurring items, discontinued operations and other items, all in accordance with Section 162(m) of the Internal Revenue Code.  The Compensation Committee also retains negative discretion in accordance with Section 162(m) of the Internal Revenue Code to further reduce, but not increase, actual awards paid to the NEOs under the Annual Incentive Plan.  The adjusted financial performance results certified by the Compensation Committee under the Annual Incentive Plan are non-GAAP financial measures.

The chart below details results certified by the Compensation Committee compared to the goals:

Corporate Goal	Threshold	Target	Maximum	2011 Results
As Certified Basic EPS[1]	$1.03	$1.21	$1.39	$1.69
As Certified Revenue (in millions)[2]	$1,128	$1,212	$1,267	$1,280
As Certified Operating Margin[3]	7.7%	8.3%	8.9%	11.1%

[1]
"As Certified Basic EPS" is based on Basic EPS, excluding costs related to discontinued operations, strategic initiatives for restructuring activities and acquisition due diligence, as directed under the Annual Incentive Plan.

[2]	"As Certified Revenue" is based on Revenue, adding back net sales of discontinued operations, as directed under the Annual Incentive Plan.

[3]
"As Certified Operating Margin" is based on Operating Margin, excluding costs related to strategic initiatives for restructuring activities and acquisition due diligence, as directed under the Annual Incentive Plan.

Once the results are certified by the Compensation Committee, the annual cash incentive awards are generally paid in February of the following calendar year. The following cash incentive awards were paid to NEOs for 2011 performance based on the performance results certified by the Compensation Committee:

NEO	Annual Incentive Earned ($)	Annual Incentive Earned as % of Base Salary
G. Milzcik	$2,002,500	225%
C. Stephens, Jr.	$646,500	150%
P. Dempsey	$646,500	150%
C. Toussaint	$486,000	135%
D. Edwards	$399,600	135%
J. Burris[1]	$—	0%

[1]	Mr. Burris, whose employment with the Company terminated on August 20, 2011, was not eligible for a cash incentive award for 2011 under the terms of the Annual Incentive Plan.

Long-Term Incentive Compensation

Long-term incentive award opportunities are potentially the largest component of our NEOs' annual compensation depending upon our long-term performance. We believe that long-term performance is enhanced through the use of awards denominated in share value that reward our NEOs for maximizing stockholder value over time, thereby aligning the interests of our employees and management with those of our stockholders. When coupled with the ownership requirements described below, our long-term incentive awards help to encourage our NEOs to maintain a continuing stake in our long-term success and provide an effective way to tie a substantial percentage of total direct compensation to any increase or decrease in stockholder value.

In 2011, the Company used a combination of time-based equity awards and performance-based equity awards. The following types of long-term incentive awards are currently used under the terms of the Barnes Group Inc. Amended Stock and Incentive Award Plan (the “Barnes Group Inc. Stock and Incentive Award Plan”), which was approved by stockholders in 2010:

Vehicle	Target Portion of Total Long-Term Incentive Compensation		Vesting[1]		Comments
Stock options	1/3	•	Time-based vesting; 18, 30, and 42 months from the grant date in equal installments	•	Grants are priced at the fair market value on the grant date
RSUs	1/3	•	Time-based vesting; 30, 42, and 54 months from the grant date in equal installments	•	Settled in shares of Common Stock
				•	Pays out dividend equivalents in cash during vesting periods
Relative Measure PSAs	1/3	•	Performance-based vesting at the end of a 3-year cycle	•	Settled in shares of Common Stock
				•	Accrued dividends are paid out in cash
•
Based on three equally weighted performance measures - total shareholder return, basic EPS growth, and operating income before depreciation and amortization growth - with each measure separately evaluated based on a comparison of the Company's performance against that of Russell 2000 Index companies

___________

[1]	Assumes continued employment by the NEOs.

Stock options and RSUs are subject to time-based vesting with staggered vesting dates to encourage NEO retention. In addition to the time-vesting requirements, stock options only have value if the Common Stock price at the time of exercise exceeds the fair market value on the grant date.

For 2011, the Compensation Committee established a relative measure program to replace the prior EPS PUP and EPS PSA programs. The relative measure program is designed to increase long-term focus, but also to provide a better link to shareholder returns and reward NEOs based on performance compared to alternative investment opportunities. The program has three equally weighted and independently measured performance measures: total shareholder return, basic EPS growth, and operating income before depreciation and amortization growth. Each measure is compared separately to the Company's relative performance against that of the Russell 2000 Index over the three-year term of the program ending December 31, 2013. Based on the relative performance, following the end of the three-year cycle, a payout, if any, in the form of shares of Common Stock and accrued dividends will be made. A payout may range between zero for performance below the threshold level, to 250% of target for exceptional relative performance at the maximum level or above. The chart below illustrates potential payouts at various levels of performance. The first payout, if any, under this program, for the 2011 grant of Relative Measure PSAs, is scheduled to occur in 2014.

2011 Relative Measure Program Payout Levels1

Performance Level[2]	Payout Level	Category
Performance below 33rd percentile	0%	Below Threshold
Performance at 33rd percentile	33%	Threshold
Performance at 50th percentile	100%	Target
Performance at 60th percentile	150%	Above Target - 60th
Performance at 75th percentile	200%	Above Target - 75th
Performance at or above 85th percentile	250%	Maximum

______________

[1]
Each of the three performance measures, total shareholder return, basic EPS growth, and operating income before depreciation and amortization growth, is evaluated separately as compared to performance of companies in the Russell 2000 Index.

[2]	Results between Performance Levels will result in interpolated payouts.

In addition, the 2011 long-term incentive awards require a “double trigger” for accelerated vesting in the event of a change in control of the Company. Except for Mr. Milzcik who is covered by the terms of his employment agreement (see below section titled "Employment Agreement with Mr. Milzcik" for details), in the event of a change in control as defined in the Stock and Incentive Award Plan, stock options, RSUs and performance vesting stock units under the relative measure program will vest and accelerate only if an NEO's employment is terminated by the Company without cause, or if the NEO resigns for good reason (as defined in the severance agreements) on or within two years following a change in control.

As noted above, for 2011, the Company did not make any new EPS PSAs or EPS PUPs. However, EPS PSAs and EPS PUPs made in 2009 and 2010 will continue vesting through 2013. EPS PSAs and EPS PUPs are subject to performance-based vesting. EPS PSAs pay out in shares of Common Stock and accrued dividends which are paid at the same time and rate as the underlying shares that are issued based on actual performance. EPS PUPs pay out in cash and do not accrue dividend equivalents. Both EPS PSAs and EPS PUPs vest ratably over a three-year time period based on attainment of three annual basic EPS targets. For example, a 2010 EPS PUP award vests in three equal increments in 2011, 2012 and 2013 based on the achievement of an annual basic EPS target that is set annually for each of the 2010, 2011 and 2012 performance periods and that is certified by the Compensation Committee after the end of each annual performance period.

The basic EPS target used for our EPS PSAs and EPS PUPs is identical to the basic EPS target used under our Annual Incentive Plan. The performance result also is determined according to our Annual Incentive Plan and certified by the Compensation Committee. The threshold, below target and maximum levels are derived from the basic EPS target. The 2011 basic EPS target applies to the last tranche of the 2009 EPS PSA awards, and the second tranche of the 2010 EPS PUP and EPS PSA awards made to our NEOs. The basic EPS target is designed to be challenging but attainable.

Below are the 2011 target performance levels for EPS PSAs and EPS PUPs. The Compensation Committee certified 2011 basic EPS of $1.69, which resulted in a payout under the applicable EPS PUP and EPS PSA awards at the 125% payout level. "As Certified Basic EPS" is a non-GAAP financial measure because it excludes certain items from net income, including discontinued operations, strategic initiatives for restructuring activities and acquisition due diligence in 2011. Basic EPS from continuing operations as reported in 2011 in accordance with GAAP was $1.66.

Basic EPS	Payout Level	Category
Less than $1.03	0%	Below Target
$1.03 to $1.09	50%	Threshold
$1.10 to $1.20	75%	Below Target, but Above Threshold
$1.21 to $1.38	100%	Target
$1.39 or higher	125%	Maximum

Long-term incentive award opportunities are established by the Compensation Committee according to the NEO's position and responsibilities, and based on a comparison to our Peer Group and competitive compensation data. In 2011, the Compensation Committee differentiated target awards based on individual NEO performance,experience and market positioning.

Except with respect to the timeline for vesting, the Compensation Committee does not take into account existing NEO Common Stock holdings because it believes that doing so would have the effect of penalizing success (to the extent that compensation might be reduced based on the appreciation of past awards) or rewarding underperformance (to the extent that compensation might be awarded to make up for lack of appreciation in stock price).

The Company's practice is to make all equity awards at the first regularly scheduled meeting of the Compensation Committee, which is scheduled well in advance, and typically occurs early in February. The Company makes "off-cycle" equity grants to NEOs in limited circumstances, generally for newly hired executives or promotions. During 2011, no “off-cycle” equity grants were made.

In determining the mix of equity grants (e.g., stock options, RSUs, or Relative Measure PSAs), the Compensation Committee receives and reviews recommendations from management, based on analysis prepared by Cook. Generally, the factors considered support the pay-for-performance philosophy at the Company, aligning the interests of stockholders and NEOs, past practice, changes in business strategy, competitive practice (both generally and within the Peer Group), and the strategic impact of equity-based compensation (i.e., cost effectiveness, stockholder dilution, executive retention, a link to Company performance and total stockholder return). All of management's recommendations are reviewed by Cook and Meridian.

As reflected in the above table on page 18, in 2011 the Compensation Committee established a target mix for all NEOs weighing each component of long-term incentive compensation equally, or approximately 33 1/3% each. The target mix does not take into potential account "off-cycle" grants or supplemental awards, if any. This mix is intended to provide our NEOs with a strong incentive to continue their successful tenures with the Company and to focus on long-term stockholder value.

	Target Values	Annual Stock Option Grants	Annual RSU Grants	Relative Measure PSAs
G. Milzcik	$2,720,000	120,800	43,800	43,800
C. Stephens, Jr.	$400,000	20,100	7,300	7,300
P. Dempsey	$367,200	16,400	5,900	5,900
C. Toussaint	$360,000	16,000	5,800	5,800
D. Edwards	$300,000	13,500	4,800	4,800
J. Burris[1]	$346,800	15,300	5,600	5,600
_____________

[1]
Grants made to Mr. Burris were forfeited at the time of termination of his employment with the Company on August 20, 2011 or canceled following the applicable post-termination exercise period, other than the Relative Measure PSAs which will be prorated for the portion of the performance period when he was an active employee. The prorated payout on the Relative Measure PSAs, if any, will be at the same time as payouts to the other NEOs.

NEO Stock Ownership Requirements

Our NEOs are subject to the following stock ownership requirements:

Position	Multiple of Annual Salary
Chief Executive Officer	5x
All Other NEOs	3x

NEOs who became subject to the stock ownership requirements due to their current role before January 1, 2010 are given up to six years to achieve the applicable stock ownership requirements. NEOs who become subject to the stock ownership requirements through hire or promotion on or after January 1, 2010 are given up to five years to achieve the applicable stock ownership requirements. As of December 31, 2011, all NEOs with six or more years under the program comply with the stock ownership requirements.

Clawback Agreements and Hedging

Beginning in late 2008, we implemented a practice whereby executives hired or promoted into corporate officer positions are required to enter into clawback agreements that permit the Company to recoup or “clawback” certain annual incentive compensation and performance based vesting equity awards paid to those officers in situations where the awards earned by these NEOs are based on the achievement of certain financial performance targets that are later restated and would therefore result in lower awards paid. With respect to NEOs, to date, the Company has entered into agreements with our President and Chief Executive Officer, Senior Vice President, Finance, and Chief Financial Officer, Senior Vice President, General Counsel and Secretary, and Senior Vice President, Human Resources. In addition, all of the Company's equity award agreements provide that awards may be forfeited if an employee engages in activity that is detrimental to the Company, including performing services for a competitor, disclosing confidential information, or otherwise violating the Company's Code of Business Ethics and Conduct. With respect to the four NEOs with whom the Company has entered into clawback agreements, the Compensation Committee has the discretion to make certain exceptions to the clawback requirements and ultimately determine whether any adjustment will be made.

The Company prohibits hedging transactions involving the Company's securities for any of the Company's directors or Section 16 officers (which includes our NEOs).

Risk

We believe our executive compensation program is designed to motivate and reward our NEOs for their performance during the fiscal year and over the long-term and for taking appropriate business risks consistent with our strategic objectives. The following characteristics of our executive compensation program are designed to mitigate the likelihood that our NEOs would make business decisions that present undue risk:

•
The stock options and RSU components of our long-term incentive award program vest ratably over three or more years. Our Relative Measure PSAs vest based on performance at the end of the three-year performance period.

•	Performance targets are tied to several financial metrics, including basic EPS, Revenue and Operating Margin, that are quantitative and measurable.

•	The performance periods and vesting schedules for long-term incentives overlap and, therefore, reduce the motivation to maximize performance in any one period.

•	Our stock ownership requirements require our NEOs to own equity representing a significant multiple of their base salary, and to retain this equity throughout their tenures.

•
We have a practice of entering into clawback agreements with executives hired or promoted after late 2008 that allow us to recoup incentive compensation in situations where the awards earned by these NEOs is based on the achievement of certain financial performance targets that are later restated and would therefore result in lower awards paid.

•
Payouts under our annual and long-term incentive programs are subject to a cap. Specifically, under our current practices for NEOs, our annual cash incentive award payments are capped (at not greater than 2.25 times base salary for the Chief Executive Officer and less for other NEOs). Performance based payouts under the relative measure program are capped at 2.5 times the target level Relative Measure PSA grant.

Pension and Other Retirement Programs

In addition to our 401(k) plan, our NEOs have the opportunity to participate in one or more of the following additional retirement plans:

Plan		Summary of Features

Salaried Retirement Income Plan ("Qualified Plan")	•	A broad-based tax-qualified defined benefit pension plan; vesting upon attaining 5 years of service

Retirement Benefit Equalization Plan ("RBEP")	•
Provides benefits on base salary earnings in excess of Internal Revenue Service limit on qualified plans to eligible salaried employees, officers and NEOs who do not meet MSSORP/DC Plan vesting requirements; vesting upon attaining 5 years of service

Supplemental Executive Retirement Plan ("SERP")	•	Provides a supplemental life annuity equal to the reduction that NEOs and other officers receive for 50% joint and survivor benefits; vesting upon attaining age 55 and 10 years of service

Modified Supplemental Senior Officer Retirement Plan ("MSSORP")	•
Provides a 55% average final pay benefit (base salary and annual incentive); benefit is reduced for offsets from prior employer retirement benefits and other Company retirement benefits; vesting upon attaining age 55 and 10 years of service

Nonqualified Deferred Compensation Plan ("DC Plan")	•
Provides an annual Company contribution based on % of base salary and annual incentive in excess of Internal Revenue Service limit on qualified plans; for 2011, the contribution was based on 20% of base salary; vesting upon attaining 10 years of service

The Qualified Plan is a broad-based tax-qualified defined benefit pension plan. The SERP, the RBEP, the MSSORP and the DC Plan are non-tax-qualified supplemental executive retirement plans that provide a higher level of benefits than are available under the Qualified Plan to certain designated employees and senior level officers, including all NEOs. We believe these more generous benefits are an important part of the overall compensation provided to our NEOs and serve as a strong retention incentive.

The chart below summarizes which NEOs participate in each of the qualified and non-qualified pension and retirement plans. A more detailed discussion of the pension benefits payable to our NEOs is described in the “Pension Benefits Table” and the narrative following the table.

NEO	Qualified Plan	SERP	RBEP	MSSORP	DC Plan
G. Milzcik	X	X	X	X
C. Stephens, Jr.	X	X	X		X
P. Dempsey	X	X	X	X
C. Toussaint	X	X	X		X
D. Edwards	X	X	X		X
J. Burris	X	X	X	X

Change in Control and Employment Termination Benefits

The Company provides change in control benefits specifically to retain key executives, including NEOs, during a potential change in control, to provide continuity of management and to provide income continuation for NEOs who are particularly at risk of involuntary termination in the event of a restructuring in connection with a change in control. These benefits were designed to be part of a competitive compensation package and keep our executive officers focused on our business goals and objectives and we believe that these benefits are a necessary part of any total compensation package to attract and retain key executives. In some instances these agreements provide for payments and other benefits if we terminate an NEO's employment without “cause,” or if an NEO terminates employment for “good reason,” either before or after a change in control.

None of the agreements for our NEOs include a gross-up for any taxes as a result of golden parachute payments under Section 280G of the Internal Revenue Code. For more detail on Section 280G of the Internal Revenue Code see the discussion below under “Tax and Accounting Considerations.” In addition, we generally do not provide change in control cash compensation benefits in excess of severance compensation equal to two times the executive's base salary plus payments under the annual cash incentive program. Our agreements with our NEOs also provide for continuation of group health, life insurance and other benefits for twenty-four months following the executive's termination and for certain other benefits. The terms of the change in control and incremental termination benefits payable to our NEOs are described in more detail below under “Potential Payments Upon Termination or Change in Control.”

Perquisites

In 2011, the Company provided certain perquisites to our NEOs. The perquisites are fully described in the footnotes to the Summary Compensation Table and generally fall into the following categories: financial planning assistance, annual physical examination, and personal use of the company aircraft (for the Chief Executive Officer only).

We made significant changes to our executive perquisites which became effective April 1, 2011 and are described below:

•	The annual cash perquisite allowances of $20,000 or $25,000 were eliminated;

•	The tax gross-ups on Company-paid annual physicals (for amounts not otherwise covered by health insurance) and annual financial planning and tax preparation services were eliminated; and

•	We established an annual cap of $100,000 for the CEO's personal use of the Company-leased aircraft, the value of which is subject to personal income tax and does not include gross-up.

Additional Benefits

All current NEOs are eligible to participate in the Company's Senior Executive Enhanced Life Insurance Program, under which the Company pays the premiums for a life insurance policy owned by each NEO and pays the NEO's income tax liability arising from its payment of the premiums and taxes. As previously disclosed, the Company closed participation to any employee hired or promoted into an eligible position after April 1, 2011 and eliminated the Company-paid premium and related tax gross-up payments following retirement after April 1, 2011, except that the current program would be maintained during retirement for current employees who have attained or will attain age 62 with 10 years of service on or before December 31, 2011. None of our NEOs meet that criteria. Each of our NEOs participates in other employee benefit plans generally available to all U.S. based employees (e.g., health insurance, 401(k) Plan) on the same terms as all other employees.

Summary of Key Executive Compensation Changes for 2012

In addition to the changes made to the executive compensation program for 2011, as described above, effective April 1, 2012, we made changes to certain retirement programs. The Company has modified the DC Plan to close participation to any employee hired, rehired or promoted into an eligible position on or after April 1, 2012. Existing participants, which includes Mr. Stephens and Mses. Toussaint and Edwards, are grandfathered under the DC Plan. The Company has also modified the SERP to terminate participation for all individuals who are not receiving benefits under the SERP or who are not vested as of April 1, 2012. None of our NEOs are vested in the SERP.

The Company also amended the form of performance share award agreement for grants under the Barnes Group Inc. Stock and Incentive Award Plan to provide for a complete forfeiture of Relative Measure PSAs if the participant's employment is involuntarily terminated by the Company without cause before the first anniversary of the Relative Measure PSA grant date. This changes applies to Relative Measure PSA grants made in 2012 and later years. Before this amendment, if a participant's employment was involuntarily terminated by the Company without cause before the first anniversary of the grant date, then a pro-rata portion of the award based on the number of days the participant was employed during the applicable performance period would have been paid based on the Company's actual performance for that performance period.

Tax and Accounting Considerations

Internal Revenue Code Section 162(m)

As discussed above, our Compensation Committee considers the tax and accounting treatment associated with cash and equity awards it makes, although these considerations are not the overriding factor that the Compensation

Committee uses in making its decisions. Section 162(m) of the Internal Revenue Code places a limit of $1 million on the compensation that the Company may deduct in any one year with respect to each of its most highly compensated executive officers, unless certain conditions are met. There is an exception to the $1 million limitation for performance-based compensation meeting certain requirements. The Company currently grants awards intended to meet this exception including annual cash incentive awards, stock option awards, PSAs and PUPs. Grants of restricted stock or stock units that vest solely on the basis of service do not qualify for the exception. To maintain flexibility in compensating NEOs in a manner designed to promote varying Company goals, our Compensation Committee has not adopted a policy requiring all compensation to be deductible. Our Compensation Committee may approve compensation or changes to plans, programs or awards that may cause the compensation or awards to exceed the limitation under Section 162(m) if it determines that action is appropriate and in our best interests.

Internal Revenue Code Section 280G

The Company also periodically reviews the severance agreements entered into between the Company and the NEOs to assess the impact of Section 280G of the Internal Revenue Code. Currently, the severance agreements do not provide for any gross-up to compensate our NEOs for taxes incurred under Section 4999 of the Internal Revenue Code as a consequence of “golden parachute” payments upon a change-in-control, nor do they preclude the possibility that, in certain circumstances, the compensation payable in the event of a change in control under the agreements or other plans and arrangements may be non-deductible by the Company under Section 280G of the Internal Revenue Code.

Accounting for Equity Compensation

The Company accounts for its stock-based employee compensation plans at fair value on the grant date and recognizes the related cost in its consolidated statement of income in accordance with accounting standards related to share-based payments. The fair values of stock options are estimated using the Black-Scholes option-pricing model based on certain assumptions. The fair values of RSU awards, EPS PSA awards and Relative Measure PSA awards with a performance condition are estimated based on the fair market value of the Company's stock price on the grant date. The fair values of Relative Measure PSA awards with a market condition are estimated using a Monte Carlo valuation model based on certain assumptions.

Compensation Committee Report

To Our Fellow Stockholders at Barnes Group Inc.

We, the Compensation and Management Development Committee of the Board of Directors of Barnes Group Inc., have reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement and, based on such review and discussion, have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

Mylle H. Mangum, Chair
Thomas J. Albani
John W. Alden
Gary G. Benanav
George T. Carpenter

Risk Oversight and Assessment Policies and Practices

Our Audit Committee is ultimately responsible for overall risk oversight for the Company generally. See “Board Role in Risk Oversight” on page 53. The Compensation Committee evaluates and reviews our incentive compensation arrangements annually based on an inventory of all relevant compensation programs prepared by the Human Resources department which includes details of the principal features of the programs, including any key risk mitigation factors such as (i) the mix of equity award instruments used under our long-term incentive program; (ii) the multi-year vesting of our equity awards; (iii) our stock ownership requirements; and (iv) the clawback agreements in place for certain executives. These findings are discussed with the Company's Enterprise Risk Management steering committee. The Compensation Committee also consults with, and makes certain recommendations to, the Board of Directors regarding the Company's compensation programs as necessary. Based on its evaluation, the Compensation Committee has concluded that the overall structure of the compensation programs for NEOs and company-wide employees are designed with the appropriate balance of risk and reward in relation to the Company's overall business strategy and are not reasonably likely to have a material adverse effect on the Company.

Summary Compensation Table for 2011, 2010 and 2009

The following table sets forth the compensation earned by our NEOs for the fiscal years ended December 31, 2011, 2010 and 2009:

Name and Principal Position	Year	Salary	Bonus[1]	Stock Awards[2]	Option Awards[3]	Non-Equity Incentive Plan Compensation[4]	Change in Pension Value and Nonqualified Deferred Compensation Earnings[5,6]	All Other Compensation[7]	Total
Gregory F. Milzcik	2011	$886,250	$—	$2,040,788	$904,792	$2,002,500	$1,802,030	$204,408	$7,840,768
President and Chief Executive Officer	2010	856,250	—	2,376,761	929,770	1,619,723	1,185,353	335,628	7,303,485
	2009	800,000	—	1,305,300	837,207	151,200	444,824	272,080	3,810,611
Christopher J. Stephens, Jr.	2011	427,250	—	340,131	150,549	646,500	36,337	218,575	1,819,342
	2010	413,250	124,000	370,940	122,080	513,375	27,478	135,112	1,706,235
Senior Vice President, Finance and Chief Financial Officer	2009	394,096	50,000	155,720	91,839	51,030	18,008	98,573	859,266

Patrick J. Dempsey*	2011	427,250	—	274,901	122,836	646,500	378,554	74,451	1,924,492
Vice President, Barnes Group Inc. and President, Logistics and Manufacturing Services	2010	413,250	—	407,576	134,070	213,668	225,597	98,904	1,493,065
	2009	405,000	—	744,250	156,861	50,625	135,070	76,504	1,568,310

Claudia S. Toussaint**	2011	356,250	—	270,241	119,840	486,000	33,721	158,106	1,424,158
Senior Vice President, General Counsel and Secretary	2010	236,635	—	407,355	284,906	262,823	17,273	199,363	1,408,355

Dawn N. Edwards	2011	292,250	—	223,648	101,115	399,600	73,928	117,334	1,207,875
Senior Vice President, Human Resources

Jerry W. Burris	2011	164,782	—	386,627	382,093	—	—	403,446	1,336,948
Former Vice President, Barnes Group Inc. and Former President, Precision Components	2010	413,250	—	407,576	134,070	579,738	209,553	89,201	1,833,388
	2009	405,000	50,000	744,250	156,861	35,964	91,300	76,901	1,560,276

*	Mr. Dempsey was promoted to Senior Vice President and Chief Operating Officer effective February 13, 2012.

**	Ms. Toussaint gave notice of her resignation of employment with the Company, which became effective on March 16, 2012.

[1]
In connection with his offer of employment, the Company agreed to pay Mr. Stephens a $50,000 at-hire bonus in 2009 and a $124,000 bonus in 2010. The $124,000 Bonus was to be paid upon Mr. Stephens' completion of one year of satisfactory service with the Company in lieu of an at-hire long-term incentive award. The amount listed in Bonus for Mr. Burris for 2009 represents a one-time discretionary retention bonus.

[2]
Stock Awards represent the aggregate grant date fair value of RSUs, Relative Measure PSAs, EPS PSAs, and EPS PUPs granted to NEOs under the Barnes Group Inc. Stock and Incentive Award Plan. EPS PUP awards are denominated in units with each unit being equivalent in value to one share of Common Stock and are payable in cash. Both EPS PUP awards and EPS PSA awards vest upon satisfying established performance goals. Relative Measure PSA awards vest upon satisfying established performance goals. In addition to the RSU value, the value disclosed in this column for the Relative Measure PSA awards for Messrs. Milzcik, Stephens, Dempsey and Burris and for Mses. Toussaint and Edwards represents the amount of compensation if target goals are met. The maximum grant date fair value of the Relative Measure PSA awards granted in 2011 was $2,040,788 for Mr. Milzcik, $340,131 for Mr. Stephens, $274,901 for Mr. Dempsey, $270,241 for Ms. Toussaint, $223,648 for Ms. Edwards, and $386,627 for Mr. Burris. All three measures of the Relative Measure PSA awards allow an NEO to receive up to 250% of the target amount, however, only the basic EPS growth and operating income before depreciation and amortization growth measures would increase the compensation awarded under ASC 718 if the award paid out at maximum. The fair value of the performance based portion of the awards was determined based on the market value of Common Stock on the date of grant and the fair value of the market based portion of awards was determined based on a Monte Carlo valuation method, as described in the note on Stock-Based Compensation in the notes to the Company's consolidated financial statements filed with the Annual Report on Form 10-K for the respective year-end. Also included in this column for Mr. Burris is the incremental increase of $125,704 in fair value of prior year grants resulting from a change in service condition that was treated as a modification under ASC 718.

[3]
Option Awards represent the aggregate grant date fair value of stock options granted to NEOs under the Barnes Group Inc. Stock and Incentive Award Plan. The fair value was determined by using the Black-Scholes option pricing model applied consistently with the Company's practice, as described in the note on Stock-Based Compensation in the notes to the Company's consolidated financial statements filed with the Annual Report on Form 10-K for the respective year-end. Also included in this column for Mr. Burris is the incremental increase of $267,496 in fair value of prior year grants resulting from a change in service condition that was treated as a modification under ASC 718.

[4]
Non-Equity Incentive Plan Compensation includes amounts earned under the Company's Performance-Linked Bonus Plan for Messrs. Milzcik, Stephens, Dempsey and Burris, and Mses. Toussaint and Edwards, and the amounts earned in 2010 under the Management Incentive Compensation Plan for Ms. Toussaint.

[5]
The amount listed in Change in Pension Value and Nonqualified Deferred Compensation Earnings for all NEOs other than Mr. Burris represents the annual increase in pension value for the NEOs under all of Barnes Group Inc.'s defined benefit retirement programs. All assumptions are as detailed in the notes to the Company's consolidated financial statements filed with the Annual Report on Form 10-K for the respective year-end, with the exception of the following: retirement age for all plans is assumed to be the older of the unreduced retirement age, as defined by each plan, or age as of December 31, 2011, December 31, 2010 or December 31, 2009, as applicable, and no pre-retirement mortality, disability, or termination is assumed. The U.S. discount rates of 5.05%, 5.65% and 6.20%, respectively, are detailed in the Management Discussion and Analysis filed with the Annual Report on Form 10-K for the respective year-end.

[6]
At December 31, 2011, the Change in Pension Value and Nonqualified Deferred Compensation Earnings for Mr. Burris relates to the Company's Salaried Retirement Income Plan (the “Pension Plan”), the Retirement Benefit Equalization Plan (“RBEP”), the Supplemental Executive Retirement Plan (“SERP”) and the Modified Supplemental Senior Officer Retirement Plan (“MSSORP”). The change in the pension value for the Pension Plan, RBEP, SERP and MSSORP plans was $11,498, $76,940, $(271,929), and $(44,992), respectively. Pursuant to SEC regulations, the aggregate, negative change in pension value of $(228,483) is not reflected in the amount shown in the column.

The Change in Pension Value and Nonqualified Deferred Compensation Earnings is segregated by plan in the following table:

Name and Principal Position	Plan Name	Year	Amounts
Gregory F. Milzcik	Qualified	2011	$113,672
President and Chief Executive Officer	RBEP	2011	N/A
	MSSORP	2011	1,692,920
	SERP	2011	(4,562)
	TOTAL	2011	1,802,030

	Qualified	2010	$85,922
	RBEP	2010	N/A
	MSSORP	2010	982,928
	SERP	2010	116,503
	TOTAL	2010	1,185,353

	Qualified	2009	$60,560
	RBEP	2009	N/A
	MSSORP	2009	340,546
	SERP	2009	43,718
	TOTAL	2009	444,824

Christopher J. Stephens, Jr.	Qualified	2011	$36,069
Senior Vice President, Finance and	RBEP	2011	N/A
Chief Financial Officer	MSSORP	2011	N/A
	SERP	2011	268
	TOTAL	2011	36,337

	Qualified	2010	$24,883
	RBEP	2010	N/A
	MSSORP	2010	N/A
	SERP	2010	2,595
	TOTAL	2010	27,478

	Qualified	2009	$16,313
	RBEP	2009	N/A
	MSSORP	2009	N/A
	SERP	2009	1,695
	TOTAL	2009	18,008

Name and Principal Position	Plan Name	Year	Amounts
Patrick J. Dempsey	Qualified	2011	$79,898
Vice President, Barnes Group Inc.	RBEP	2011	N/A
and President, Logistics	MSSORP	2011	306,626
and Manufacturing Services	SERP	2011	(7,970)
	TOTAL	2011	378,554

	Qualified	2010	$58,092
	RBEP	2010	N/A
	MSSORP	2010	146,244
	SERP	2010	21,261
	TOTAL	2010	225,597

	Qualified	2009	$41,093
	RBEP	2009	N/A
	MSSORP	2009	81,262
	SERP	2009	12,715
	TOTAL	2009	135,070

Claudia S. Toussaint	Qualified	2011	$33,243
Senior Vice President, General	RBEP	2011	N/A
Counsel and Secretary	MSSORP	2011	N/A
	SERP	2011	478
	TOTAL	2011	33,721

	Qualified	2010	$16,359
	RBEP	2010	N/A
	MSSORP	2010	N/A
	SERP	2010	914
	TOTAL	2010	17,273

Dawn N. Edwards	Qualified	2011	$77,050
Senior Vice President,	RBEP	2011	N/A
Human Resources	MSSORP	2011	N/A
	SERP	2011	(3,122)
	TOTAL	2011	73,928

Jerry W. Burris	Qualified	2011	$11,498
Former Vice President, Barnes Group Inc.	RBEP	2011	76,940
and Former President,	MSSORP	2011	(271,929)
Precision Components	SERP	2011	(44,992)
	TOTAL	2011	(228,483)

	Qualified	2010	$36,631
	RBEP	2010	N/A
	MSSORP	2010	150,463
	SERP	2010	22,459
	TOTAL	2010	209,553

	Qualified	2009	$25,572
	RBEP	2009	N/A
	MSSORP	2009	55,949
	SERP	2009	9,779
	TOTAL	2009	91,300

Consistent with financial calculations in the notes to the Company's consolidated financial statements filed with the Annual Report on Form 10-K for the respective year-end, it is assumed that the form of payment is a life annuity for the Salaried Retirement Income Plan ("Qualified"), the Retirement Benefit Equalization Plan (“RBEP”), and the Supplemental Executive Retirement Plan (“SERP”). It is assumed that the form of payment as of December 31, 2011 is 5 year installments (which are actuarially equivalent to the life annuity) for the NEO MSSORP participants. The 2011, 2010 and 2009 qualified plan limits of $245,000, $245,000 and $245,000, respectively, have been incorporated.

[a]
The amount listed in this column for Mr. Stephens and Mses. Toussaint and Edwards assumes that they will vest under the Barnes Group 2009 Deferred Compensation Plan and therefore would not be eligible to receive benefits under the RBEP. The amount listed in this column for Messrs. Milzcik and Dempsey assumes that they will vest under the MSSORP and therefore would not be eligible to receive benefits under the RBEP.

[b]
The net reduction in value for the SERP plan benefits in 2011 is a result of changes in qualified plan provisions that updated adjustment factors used to determine optional forms of payment. The optional form factors used now provide a lesser reduction. The overall value to the participant remains unchanged should the participant elect the 50% joint and survivor optional form of payment.  The decrease in SERP is directly offset by the increase in the qualified plan.

[7]	The compensation represented by the amounts for 2011 set forth in the All Other Compensation column for the NEOs is detailed in the following table:

Name and Principal Position	Year	Taxes Paid on All Other Compensa-tion[a]	Personal Usage of Company Aircraft[b]	Life Insurance Premiums[c]	Perqui-site Allow-ance[d]	Deferred Compensa- tion Plan[e]	Reloca- tion[f]	Separa-tion Agree-ment[g]	Other[h]	All Other Perqui-sites[i]	Total

Gregory F. Milzcik President and Chief Executive Officer	2011	$63,553	$43,010	$83,045	$6,250	$—	$—	$—	$7,350	$1,200	$204,408
Christopher J. Stephens, Jr. Senior Vice President, Finance and Chief Financial Officer	2011	28,774	—	33,504	5,000	139,124	—	—	7,350	$4,823	218,575
Patrick J. Dempsey Vice President, Barnes Group Inc. and President, Logistics and Manufacturing Services	2011	26,008	—	28,314	6,250	—	—	—	7,350	6,529	74,451
Claudia S. Toussaint Senior Vice President, General Counsel and Secretary	2011	29,429	—	33,822	5,000	74,815	5,190	—	7,350	2,500	158,106
Dawn N. Edwards Senior Vice President, Human Resources	2011	13,594	—	18,020	5,000	71,870	—	—	7,350	1,500	117,334
Jerry W. Burris Former Vice President, Barnes Group Inc. and Former President, Precision Components	2011	24,801	—	32,876	6,250	—	—	327,212	7,350	4,957	403,446

[a]	This column represents the reimbursement of taxes paid on eligible compensation included in the All Other Compensation table for the NEOs in accordance with the Company's policies and practices.

[b]
The value of the personal usage of the Company aircraft is based on the aggregate incremental cost to the Company which is based on actual payments made by the Company for the use of the aircraft for the chief executive officer.

[c]
Payments made under the Senior Executive Enhanced Life Insurance Program (“SEELIP”). The SEELIP applies to officers and selected other employees for which the Company pays individual life insurance policies that are owned by the participants, with the life insurance coverage equal to four times salary. The Company generally ceases to pay policy premiums on termination of employment, unless the NEO has attained age 55 and 10 years of service, in which case the Company continues to pay premiums and tax gross-ups during the lifetime of the participant. Effective April 1, 2011, the Company modified the SEELIP to close participation to any employee hired or promoted into an eligible position after April 1, 2011 and eliminated for all NEOs the Company-paid premium and related tax gross-up payments following retirement after April 1, 2011.

[d]
Payments made to Messrs. Milzcik, Stephens, Dempsey and Burris and Mses. Toussaint and Edwards through March 31, 2011 for the annual cash perquisite allowance which was payable in monthly installments. This allowance became effective October 1, 2008 to replace a prior company car program and payments made for club memberships and wireless device expenses. Effective April 1, 2011, the annual cash perquisite allowance was eliminated and the salary of each NEO was increased by $15,000, which was designed to offset the discontinuance of the allowance.

[e]
The amount listed as deferred compensation for Mr. Stephens and Mses. Toussaint and Edwards includes employer contributions to the Barnes Group 2009 Deferred Compensation Plan. Refer to the “Nonqualified Deferred Compensation Table” for further details of the plan.

[f]	Ms. Toussaint received relocation benefits consistent with Company policy and practices. During 2011, Ms. Toussaint's relocation benefits included reimbursement of certain closing costs paid for the purchase of her residence. In addition, Ms. Toussaint received a tax gross-up on all items considered to be taxable, which are reflected in the Taxes Paid on All Other Compensation column.

[g]	Includes compensation payable to Mr. Burris in accordance with the transition and separation agreement dated June 14, 2011 between the Company and Mr. Burris (the "Separation Agreement").

[h]	Consists of matching contributions made by the Company under the Retirement Savings Plan which is a plan generally available to most U.S. based employees, including the NEOs.

[i]
Included in All Other Perquisites are payments made for financial planning and tax preparation services for Messrs. Milzcik, Stephens, Dempsey and Burris, and Mses. Toussaint and Edwards; executive physical examinations for Messrs. Stephens and Dempsey; gifts in connection with Mr. Burris' departure from the Company, which were grossed-up; and Company-paid office parking for Mr. Dempsey.

Grants of Plan-Based Awards in 2011

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#) [3]	Exercise or Base Price of Option Awards ($/Sh)[4]	Grant Date Fair Value of Stock and Option Awards ($)

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
G. Milzcik	2/9/2011								120,800	20.69000	904,792
	2/9/2011							43,800			906,222
	2/9/2011[2]				14,454	43,800	109,500				1,134,566
	[1]	166,875	667,500	2,002,500
C. Stephens, Jr.	2/9/2011								20,100	20.69000	150,549
	2/9/2011							7,300			151,037
	2/9/2011[2]				2,409	7,300	18,250				189,094
	[1]	53,875	215,500	646,500
P. Dempsey	2/9/2011								16,400	20.69000	122,836
	2/9/2011							5,900			122,071
	2/9/2011[2]				1,947	5,900	14,750				152,830
	[1]	53,875	215,500	646,500
C. Toussaint	2/9/2011								16,000	20.69000	119,840
	2/9/2011							5,800			120,002
	2/9/2011[2]				1,914	5,800	14,500				150,239
	[1]	40,500	162,000	486,000
D. Edwards	2/9/2011								13,500	20.69000	101,115
	2/9/2011							4,800			99,312
	2/9/2011[2]				1,584	4,800	12,000				124,336
	[1]	33,300	133,200	399,600
J. Burris[5]	2/9/2011								15,300	20.69000	114,597
	2/9/2011							5,600			115,864
	2/9/2011[2]				1,848	5,600	14,000				145,059
	[1]	33,300	215,500	646,500
________

[1]	This row sets forth the range of the potential amounts payable under the Performance-Linked Bonus Plan for Selected Executive Officers.

[2]	This row set forth the range of the number of shares of Common Stock that could be issued under Relative Measure PSAs granted in 2011 under the Barnes Group Inc. Stock and Incentive Award Plan.

[3]	Stock options granted under the Barnes Group Inc. Stock and Incentive Award Plan are described in the “Outstanding Equity Awards at Fiscal-Year End” table.

[4]
Each option has an exercise price equal to the fair market value of Common Stock at the time of grant, as determined by the last trading price per share of Common Stock during regular trading hours on the grant date of the option.

[5]
Mr. Burris' unvested stock options and restricted stock units were forfeited upon his separation from the Company on August 20, 2011. A proration of the Relative Measure PSAs from the beginning of the performance period to the date of separation may be earned at the end of the performance period. Eligibility for payments under the Performance-Linked Bonus Plan ended upon his separation from the Company.

Discussion Concerning Grants of Plan-Based Awards Table

For a discussion regarding the Performance-Linked Bonus Plan for Selected Executive Officers and the Barnes Group Stock and Incentive Award Plan, please see the “Compensation Discussion and Analysis.” The vesting schedule for outstanding Relative Measure PSAs, restricted stock units, performance share awards and stock option awards are set forth in the footnotes to the table for “Outstanding Equity Awards at Fiscal Year-End.”

Outstanding Equity Awards at Fiscal Year End

The following table summarizes equity awards granted to the Company's NEOs that remain outstanding as of December 31, 2011:

			Option Awards				Stock Awards
Name	Notes	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Options (#) Unexercisable	Option Exercise Price ($)(1)	Option Expiration Date(18)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
G. Milzcik	3	2/9/2011		120,800	$20.69000	2/9/2021
	3	2/8/2010	56,868	113,732	$15.26500	2/8/2020
	3	2/10/2009	151,935	75,965	$11.45000	2/10/2019
	3	7/24/2008	29,145	14,570	$24.39500	7/24/2018
	3	2/13/2008	45,500		$26.38005	2/13/2018
	3	2/14/2007	54,600		$22.33500	2/14/2017
	3	10/19/2006	247,524		$20.21000	10/19/2016
	9	2/9/2011					43,800	$1,056,018
	7	2/9/2011							43,800	$1,056,018
	10	2/8/2010					62,537	$1,507,767
	11	2/10/2009					37,962	$915,264
	12	7/24/2008					3,643	$87,833
	16	2/13/2008					3,796	$91,522

C. Stephens, Jr.	3	2/9/2011		20,100	$20.69000	2/9/2021
	3	2/8/2010	7,467	14,933	$15.26500	2/8/2020
	3	2/10/2009	16,667	8,333	$11.45000	2/10/2019
	9	2/9/2011					7,300	$176,003
	7	2/9/2011							7,300	$176,003
	10	2/8/2010					10,789	$260,123
	11	2/10/2009					4,195	$101,141

P. Dempsey	3	2/9/2011		16,400	$20.69000	2/9/2021
	3	2/8/2010	8,201	16,399	$15.26500	2/8/2020
	3	2/10/2009	28,467	14,233	$11.45000	2/10/2019
	3	2/14/2007	25,000		$22.33500	2/14/2017
	4	2/14/2007	73,000		$22.33500	2/14/2017
	3	2/15/2006	24,000		$18.62750	2/15/2016
	3	2/16/2005	12,158		$12.61500	2/16/2015
	9	2/9/2011					5,900	$142,249
	7	2/9/2011							5,900	$142,249
	10	2/8/2010					11,854	$285,800
	11	2/10/2009					7,126	$171,808
	13	2/10/2009					21,800	$525,598
	17	10/5/2007					1,016	$24,496

			Option Awards				Stock Awards
Name	Notes	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Options (#) Unexercisable	Option Exercise Price ($)(1)	Option Expiration Date(18)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
C. Toussaint	3	2/9/2011		16,000	$20.69000	2/9/2021
	3	4/26/2010	6,900	13,800	$20.89000	4/26/2020
	5	4/26/2010	5,834	11,666	$20.89000	4/26/2020
	9	2/9/2011					5,800	$139,838
	7	2/9/2011							5,800	$139,838
	10	4/26/2010					3,996	$96,344
	14	4/26/2010					7,500	$180,825
	8	4/26/2010							2,000	$48,220

D. Edwards	3	2/9/2011		13,500	$20.69000	2/9/2021
	3	2/8/2010	5,234	10,466	$15.26500	2/8/2020
	6	8/3/2009	7,134	3,566	$15.02000	8/3/2019
	3	2/10/2009	9,467	4,733	$11.45000	2/10/2019
	3	2/13/2008	6,150		$26.38005	2/13/2018
	3	2/14/2007	5,700		$22.33500	2/14/2017
	9	2/9/2011					4,800	$115,728
	7	2/9/2011							4,800	$115,728
	10	2/8/2010					7,592	$183,043
	15	8/3/2009					1,798	$43,350

J. Burris	3	2/14/2007	24,333		$22.33500	2/14/2017
	7	2/9/2011							5,600	$135,016
________

[1]
Stock option grants awarded from 2007 to 2010 represents the mean between the highest and the lowest stock price of a share of Common Stock on the grant date of the option. Stock option grants awarded in 2011 represents the last trading price during regular trading hours per share of Common Stock on the grant date of the option.

[2]	On December 30, 2011, the last trading day of fiscal year, the closing market value of the Common Stock was $24.11.

[3]	The option vests at 33.34% on the eighteenth month and 33.33% on each of the thirtieth and forty-second month anniversaries of the grant date.

[4]	The option vests at 33.334% on August 14, 2009 and 33.333% on August 14, 2010 and August 14, 2011.

[5]	The option vests at 33.334% on August 8, 2011 and 33.333% on August 8, 2012 and August 8, 2013.

[6]	The option vests at 33.334% on August 10, 2010 and 33.333% on August 10, 2011 and August 10, 2012.

[7]	The EPS PSA vests on the third anniversary of the grant date subject to the achievement of performance goals.

[8]	The Relative Measure PSA vests at 33.34% on December 31, 2010 and 33.33% on December 31, 2011 and December 31, 2012 subject to the achievement of performance goals.

[9]	The RSU vests one-third on August 9, 2013, August 9, 2014 and August 9, 2015.

[10]	The RSU vests at 33.4% on February 8, 2011 and 33.3% on February 8, 2012 and February 8, 2013.

[11]	The RSU vests at 33.4% on August 10, 2011 and 33.3% on August 10, 2012 and August 10, 2013.

[12]	The RSU vests at 33.34% on January 24, 2011 and 33.33% on January 24, 2012 and January 24, 2013.

[13]	The RSU vests at 20% on February 10, 2012 and February 10, 2013 and 60% on February 10, 2014.

[14]	The RSU vests at 33.4% on October 26, 2012 and 33.3% on October 26, 2013 and October 26, 2014.

[15]	The RSU vests at 33.4% on August 10, 2011 and 33.3% on August 10, 2012 and August 10, 2013.

[16]	The RSU vests at 33.4% on August 13, 2010 and 33.3% on August 13, 2011 and August 13, 2012.

[17]	The RSU vests at 33.4% on the third anniversary and 33.33% on the fourth and fifth anniversaries of the base date, April 5, 2007.

[18]	The options terminate 10 years after the grant date.

Option Exercises and Stock Vested

The following table provides information on the value realized by each of the NEOs as a result of the exercise of stock options and stock awards that vested during fiscal year 2011:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)[1]	Number of Shares Acquired on Vesting (#)[3]	Value Realized on Vesting ($)[2,3]
G. Milzcik	249,504	2,262,493	74,748	1,557,699
C. Stephens, Jr.	0	0	7,516	155,509
P. Dempsey	37,186	401,116	12,535	262,442
C. Toussaint	0	0	6,504	93,378
D. Edwards	0	0	4,710	97,481
J. Burris	130,335	674,806	18,997	390,563
________

[1]	Amount reflects the difference between the exercise price of the option and the market value at the time of exercise.

[2]	Amount reflects the market value of the stock on the day the stock vested.

[3]
Amount includes EPS PSAs vested on December 31, 2011 for Ms. Toussaint in the amount of 2,500, which was paid in the form of shares of Common Stock on March 1, 2012, when the market value was $27.48 per share. The value realized on vesting of this EPS PSA was $68,700 for Ms. Toussaint. Messrs. Milzcik, Stephens, Dempsey and Burris and Mses. Edwards and Toussaint were not granted EPS PSAs in 2011.

Pension Benefits

The following table sets forth pension or other benefits providing for payment at, following, or in connection with retirement granted or accrued to the Company's NEOs in 2011:

Pension Benefits Table

Name and Principal Position	Plan Name	Number of Years of Credited Service (12/31/2011)	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Gregory F. Milzcik	Qualified	12.500	$471,672	$—
President and	RBEP	12.500	N/A	$—
Chief Executive Officer	MSSORP	12.500	$3,908,314	$—
	SERP	12.500	$275,935	$—
Christopher J. Stephens, Jr.	Qualified	2.917	$77,265	$—
Senior Vice President,	RBEP	2.917	N/A	$—
Finance and Chief Financial Officer	MSSORP	2.917	N/A	$—
	SERP	2.917	$4,558	$—
Patrick J. Dempsey	Qualified	11.167	$296,809	$—
Vice President, Barnes Group Inc. and	RBEP	11.167	N/A	$—
President, Logistics and Manufacturing Services	MSSORP	11.167	$773,404	$—
	SERP	11.167	$63,139	$—
Claudia S. Toussaint	Qualified	1.667	$49,602	$—
Senior Vice President, General	RBEP	1.667	N/A	$—
Counsel and Secretary	MSSORP	1.667	N/A	$—
	SERP	1.667	$1,392	$—
Dawn N. Edwards	Qualified	13.250	$247,497	$—
Senior Vice President,	RBEP	13.250	N/A	$—
Human Resources	MSSORP	13.250	N/A	$—
	SERP	13.250	$17,327	$—
Jerry W. Burris[7]	Qualified	5.000	$114,470	$—
Former Vice President, Barnes Group Inc.	RBEP	5.000	$76,940	$—
and Former President, Precision Components	MSSORP	5.000	N/A	$—
	SERP	5.000	N/A	$—
________

[1]
All assumptions are as detailed in the notes to the consolidated financial statements for the fiscal year ended December 31, 2011, including a discount rate of 5.05% with the exception of the following:

•	Retirement age for all plans is assumed to be the later of unreduced retirement age, as defined by each plan, or age as of December 31, 2011.

•	No pre-retirement mortality, disability, or termination is assumed.

[2]
Consistent with financial disclosure calculations, it is assumed that the form of payment is a life annuity for the Salaried Retirement Income Plan ("Qualified"), the Retirement Benefit Equalization Plan ("RBEP") and the Supplemental Executive Retirement Plan ("SERP"). It is assumed that the form of payment for NEO MSSORP participants is 5-year installments (which are actuarially equivalent to the life annuity).

[3]	The 2011 qualified plan compensation limit of $245,000 has been incorporated.

[4]
The terms of the RBEP and SERP plan documents as amended and restated effective February 8, 2010 and the terms of the MSSORP plan document as amended and restated effective January 1, 2009 have been reflected in the December 31, 2011 SEC disclosure tables. Subsequent amendments as of December 31, 2009 to the MSSORP plan document are likewise reflected in the December 31, 2011 SEC disclosure tables.

[5]	The Prior Plan Offset benefit payable as of age 62 for Mr. Milzcik is an estimated benefit.

[6]	Internal Revenue Code Section 415 limit is not reflected for these calculations. Note that the limit would only affect the distribution of amounts between the qualified and non-qualified plans.

[7]
As previously disclosed, Mr. Burris' employment with the Company terminated on August 20, 2011 and, as a result, as of December 31, 2011 he is no longer entitled to benefits under, and there is no present value under, the MSSORP or the SERP, nor is he accruing any additional benefits under those plans.

Discussion Concerning Pension Benefits Table

We provide benefits to our NEOs under the following four pension plans:

•	Salaried Retirement Income Plan ("Qualified Plan");

•	Supplemental Executive Retirement Plan ("SERP");

•	Retirement Benefit Equalization Plan ("RBEP"); and

•	Modified Supplemental Senior Officer Retirement Plan ("MSSORP").

The Qualified Plan is a broad-based tax-qualified defined benefit pension plan. The SERP, the RBEP and the MSSORP are non-tax-qualified supplemental executive retirement plans that provide more generous benefits than are available under the Qualified Plan to certain designated employees and senior level officers, including our NEOs.

Salaried Retirement Income Plan

The Qualified Plan is a defined benefit pension plan designed to provide income after retirement to eligible employees and their beneficiaries. All NEOs participate in the Qualified Plan.

Under the Qualified Plan, each eligible employee receives credit for benefit accrual and vesting purposes equal to the number of full months elapsed from the date the employee becomes a participant until the date the participant is no longer employed by the Company. The formula for benefit purposes ranges from 0.5% to 2.5% of a participant's highest five consecutive years of covered compensation (which generally includes base salary). A participant is 100% vested after 5 years of service. Benefits are generally structured to be paid upon retirement.

The normal retirement date under the Qualified Plan is the first day of the month following (1) a participant's 65th birthday or (2) if hired after age 60, the month the participant achieves 5 years of service. Participants are eligible for early retirement if they have completed 10 years of vesting service and have reached age 55. A participant whose employment terminates before he or she is eligible to retire on account of normal or early retirement but who has otherwise met the vesting requirements of the Qualified Plan is entitled to a deferred vested retirement benefit.

In 2006, the benefit formula for calculating benefits under the Qualified Plan was changed for credited service earned on and after January 1, 2007. The following table shows the calculation of the basic retirement benefit for credited service earned as of December 31, 2006 under the prior formula, and for credited service earned on and after January 1, 2007:

	Benefit Accrual Rate
	For Credited Service Earned as of 12/31/2006	For Credited Service Earned on and after 1/1/2007
Final Average Earnings up to Covered Compensation times Credited Service up to 25 years times	1.85%	1.5%
Plus
Final Average Earnings above Covered Compensation times Credited Service up to 25 years times	2.45%	2.0%
Plus
Final Average Earnings times Credited Service over 25 years times	0.5%	0.5%

“Final Average Earnings” is the average of a participant's highest five consecutive years' compensation within the 10 years before retirement or termination of employment with the Company. Compensation includes all earnings paid to the participant as reported to the Internal Revenue Service on the participant's Form W-2, but excludes overtime pay, bonuses, director's fees, reimbursed expenses and any other additional form of earnings, including contributions made to or under any other form of benefit plan (e.g., a 401(k) or profit sharing plan). The 2011 qualified plan compensation limit is $245,000.

“Covered Compensation” is the average annual earnings used to calculate a participant's Social Security benefit. Covered Compensation is based on the year in which a participant reaches his or her Social Security retirement age. It assumes that the participant will earn the maximum amount taxable by Social Security up to that time. Covered Compensation for a participant who reached age 65 and retired in 2011 was $63,000.

“Credited Service” is the total time a participant spends working at the Company that counts toward his or her pension benefit. Credited Service most often is the number of months the participant works for the Company.

The basic retirement benefit is reduced by the monthly amount of income payable to the participant attributable to employer contributions under any other tax-qualified defined benefit pension plan under which the participant receives credit for service which also constitutes credited service under the Qualified Plan.

The normal retirement benefit of a participant will be his or her basic retirement benefit as determined above multiplied by 100% (minus any percentage attributable to the cost of a pre-retirement survivor annuity, if applicable) and multiplied by (a) the actuarial equivalent factor of the normal form of benefit for the participant or (b) the actuarial equivalent factor of any optional form of retirement benefit provided for under the Qualified Plan that the participant elects to receive instead of the normal form. Optional forms of benefit include Contingent Annuity of 25%, 50%, 75% or 100%, 120 Months Certain and Life Option, Level Income Option, and Level Income and Contingent Annuity Option.

Supplemental Executive Retirement Plan

The SERP provides supplemental pension benefits to select employees and certain officers of the Company.  Participants must have both attained age 55 and completed 10 years of credited service to be vested in the SERP. The SERP has been amended to terminate participation for all individuals who are not receiving benefits under the SERP or vested thereunder as of April 1, 2012.   None of our NEOs are expected to be vested in the SERP as of April 1, 2012.

The benefit payable under the SERP is a monthly supplemental annuity equal to (a) minus (b), where:

(a)
equals the sum of: (i) the monthly retirement income payable to the participant if he or she elected a straight life annuity under the Qualified Plan, and (ii) if the participant is also a participant in the MSSORP, the monthly retirement income payable to the participant if he or she elected a straight life annuity under the MSSORP; or if the participant is also a participant in the RBEP, the monthly retirement income payable to the participant if he or she elected a straight life annuity under the RBEP; and

(b)
equals the sum of: (i) the monthly pension benefits to which the participant is entitled pursuant to the Qualified Plan were he or she to elect the 50% contingent pensioner form of annuity, naming such spouse or former spouse as contingent pensioner, and irrespective of whether or not the participant in fact elects the 50% contingent pensioner form of annuity under the Qualified Plan, and (ii) if the participant is also a participant in the MSSORP or RBEP, the monthly pension benefits to which the participant is entitled pursuant to the MSSORP or RBEP, as applicable, were he or she to elect the 50% contingent pensioner form of annuity, naming such spouse or former spouse as contingent pensioner, and irrespective of whether or not the participant in fact elects the 50% contingent pensioner form of annuity under the MSSORP or RBEP.

The SERP takes into account base salary for purposes of determining the benefits accrued under the plan. For purposes of the SERP, a contingent pensioner is a person who will receive annuity payments under the Qualified Plan after the death of the applicable participant.

Retirement Benefit Equalization Plan

The RBEP provides supplemental benefits for participants in the Qualified Plan whose benefits are limited by statute or the Internal Revenue Code. For example, the Internal Revenue Code Section 415 limit (i.e. the annual contribution limit to a defined contribution plan ($49,000 through December 31, 2011) and the annual benefits payable from defined benefit plans ($195,000 through December 31, 2011)) and the Internal Revenue Code Section 401(a)(17) limit (i.e., earnings taken into account for tax-qualified plan purposes ($245,000 through December 31, 2011)). All NEOs are eligible to participate in the RBEP. Generally, the RBEP is structured to pay the participants the difference between the benefits paid under the Qualified Plan and what the participant would have received but for the statutory limitations described in the Qualified Plan. The RBEP takes into account base salary for purposes of determining the benefits accrued under the plan.

Modified Supplemental Senior Officer Retirement Plan

The MSSORP provides supplemental retirement benefits to selected employees of the Company including the following NEOs: Messrs. Milzcik and Dempsey. Upon the termination of his employment with the Company in 2011, Mr. Burris forfeited eligibility for future payments from MSSORP. The MSSORP was closed to new participants on December 31, 2008 and replaced by the DC Plan.

The MSSORP provides certain early or normal retirement benefits to participants as follows. The normal retirement benefits under the MSSORP are equal to (a) minus the sum of (b), (c) and (d), where:

(a)	equals 55% of the participant's final average compensation multiplied by the ratio (not to exceed 1.0) of his or her credited service to 15;

(b)	equals the participant's Qualified Plan benefit;

(c)	equals the participant's Social Security benefit; and

(d)	equals the participant's prior employer benefit.

The early retirement benefits under the MSSORP are equal to (a) minus the sum of (b), (c), and (d), where:

(a)
equals 55% of the participant's final average compensation (which generally includes base salary and annual incentive compensation) multiplied by the ratio (not to exceed 1.0) of his or her credited service to the greater of 15 years or the credited service the participant would have completed had credited service continued to age 62 multiplied by a percentage factor (less than 100%) based on the participant's age at the time that benefits commence;

(b)	equals the participant's Qualified Plan benefit as of such date;

(c)	equals the participant's Social Security benefit; and

(d)	equals the participant's prior employer benefit multiplied by the same percentage factor based on the participant's age used in the calculation of (a).

The MSSORP is structured to cover any gaps of coverage under the Qualified Plan, SERP and RBEP up to 55% of a participant's final average compensation. This is because when an individual becomes eligible for the MSSORP, a portion of the benefits are based on amounts earned and vested under the Qualified Plan, SERP and RBEP, which all vest prior to the MSSORP benefits.

“Final average compensation” has the same meaning as Final Average Earnings under the Qualified Plan except that “final average compensation” is not subject to the Internal Revenue Service qualified plan compensation limits. In addition, “final average compensation” includes bonuses. The “Qualified Plan benefit” is the annual pension benefit payable as a single life annuity upon the participant's actual retirement date, excluding any portion of such annual pension benefit attributable to any period after, or any compensation earned after, the participant has a “separation from service” within the meaning of Internal Revenue Code Section 409A. “Social Security benefit” means the participant's annual Social Security benefit. “Prior employer benefit” means any benefit paid or payable by any prior employer of the participant.

For participants who had attained age 55 as of January 1, 2009, distributions are made in the form of an annuity. For participants who had not attained age 55 as of January 1, 2009 (currently, all NEOs that participate in the plan), distributions generally are made in 5 installments over a 4-year period following retirement; provided, however, that if the participant terminates employment before attaining age 55, the participant is instead entitled to benefits under the RBEP.

Nonqualified Deferred Compensation

The following table sets forth information with regard to defined contribution or other plans that provide for the deferral of compensation on a basis that is not tax qualified by the Company's NEOs in 2011:

Nonqualified Deferred Compensation Table for 2011

Name	Aggregate Beginning Balance in Last Fiscal Year	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals / Distributions	Aggregate Balance at Last Fiscal Year-End
Gregory F. Milzcik	$—	$—	$—	$—	$—	$—
President and Chief Executive Officer
Christopher J. Stephens, Jr.	82,537	—	139,124	(9,208)	—	212,453
Senior Vice President, Finance and Chief Financial Officer
Patrick J. Dempsey	—	—	—	—	—	—
Vice President, Barnes Group Inc. and President, Logistics and Manufacturing Services
Claudia S. Toussaint	—	—	74,815	(2,348)	—	72,467
Senior Vice President, General Counsel and Secretary
Dawn N. Edwards	12,266	—	71,870	(2,611)	—	81,525
Senior Vice President, Human Resources
Jerry W. Burris	—	—	—	—	—	—
Former Vice President, Barnes Group Inc. and Former President, Precision Components

The 2009 Deferred Compensation Plan ("DC Plan") replaced the MSSORP which was closed to new participants on December 31, 2008. Officers of the Company who are elected or appointed on or after January 1, 2009 are, at the Board of Directors' discretion, eligible to participate in the DC Plan. The following NEOs participate in the DC Plan: Mr. Stephens and Mses. Toussaint and Edwards.

Under the DC Plan, employees are generally credited with an annual hypothetical contribution equal to 20% of any base salary and annual incentive compensation above the Internal Revenue Code Section 401(a)(17) limit (i.e., earnings taken into account for tax-qualified plan purposes ($245,000 through December 31, 2011)), subject to annual review and discretion by the Compensation Committee to reduce or discontinue such contributions.

Each participant in the DC Plan determines how his or her fund will be invested based on the available investment options. The DC Plan provides most of the same investment options as the Barnes Group Inc. Retirement Savings Plan. There are no participant contributions to the DC Plan. Subject to the Company's amendment and termination rights and other DC Plan and trust provisions, participants generally vest upon attaining the age of 55 and 10 years of service; provided that the Board of Directors may reduce the required years of service to 5 years for any given participant; and provided further that, for death and defined disabilities, vesting occurs if a participant is at least 55 with 5 years of service. Distributions under the DC Plan generally are made in 5 installments over a 4-year period. If, at separation from service or death, a participant has satisfied the age and service conditions for the payment of a benefit under the DC Plan, a benefit under the RBEP will not be paid to the participant. As of December 31, 2011, if Mr. Stephens was not a participant in the DC Plan, the present value of his accumulated benefit under the RBEP would be $59,803 and his SERP Plan balance would increase by $3,525. As of December 31, 2011, if Ms. Toussaint was not a participant in the DC Plan, the present value of her accumulated benefit under the RBEP would be $24,039 and her SERP balance would increase by $670. As of December 31, 2011, if Ms. Edwards was not a participant in the DC Plan, the present value of her accumulated benefit under the RBEP would be $1,734 and her SERP balance would increase by $1,444. The amount that the Company contributes under the DC Plan is also included in the “All Other Compensation” column of the Summary Compensation Table for Mr. Stephens and Mses. Toussaint and Edwards. As noted above, the Company has modified the SERP to terminate participation for all individuals who are not receiving benefits under the SERP or vested thereunder as of April 1, 2012.

Termination Provisions of Employment and Severance Arrangements

The Company has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to the NEOs in the event of a termination of employment or a change in control of the Company. The key provisions of those arrangements are described below, and then the values of potential payments that would be due if termination of employment or a change in control occurred on December 31, 2011 are set forth in the tables following the description.

Employment Agreement with Mr. Milzcik

On December 13, 2006, we entered into an employment agreement with Mr. Milzcik which was effective as of October 19, 2006, the date he became the Company's President and Chief Executive Officer, which was subsequently amended as of December 31, 2007, as of December 31, 2008 and as of January 19, 2009 (collectively, the “employment agreement”). The employment agreement provides for Mr. Milzcik's employment through October 19, 2013 and for automatic annual extensions and successive three-year terms unless either party provides 90 days prior written notice that the employment agreement will not be extended. In no event will his employment term automatically extend beyond October 19 of the calendar year in which he attains age 65. The terms of the employment agreement that relate to termination and change in control are described below.

If Mr. Milzcik's employment is terminated by us other than for cause, death or disability, or by Mr. Milzcik for good reason, he will receive:

•	Two-year continuation of his salary as of the date of termination;

•	Two-year continuation of then provided welfare benefits (to the extent continuation is permitted under the Company's plans);

•
All benefits, if any, he is entitled to under all of the Company's programs (excluding severance pay or salary continuation programs) providing benefits after termination (“Accrued Post-Employment Benefits”);

•	The annual bonus for the prior completed fiscal year, if as of the termination date such annual bonus has not yet been paid;

•
The prorata portion of any annual bonus for the calendar year in which the termination occurs that would have been paid had his employment continued; provided that, in determining the amount of the bonus, the Compensation Committee maintains its rights under the bonus plan to exercise negative discretion in determining the amount of the bonus; and

•	Annual payment for two years following termination of an amount equal to his target bonus in effect for the year of termination.

In addition, (a) all outstanding options to purchase Common Stock held by Mr. Milzcik and granted on or after October 19, 2006 will continue to vest during the two-year period and will remain exercisable for the lesser of the term of the option and one year following the expiration of the two-year period, and (b) outstanding restricted stock units or performance shares or performance unit awards granted on or after October 19, 2006 will vest as of the date of such termination to the extent such awards would have vested in accordance with their regular vesting schedule if his employment had continued for the two-year period and, in the case of performance shares or units with performance periods beginning on or before January 1, 2009, as if the applicable performance goal had been achieved at the target; performance shares or performance unit awards with performance periods beginning after January 1, 2009 will vest if and when they would otherwise vest in accordance with the performance goals, based on actual performance, prorated through the second anniversary of Mr. Milzcik's termination date.

In the event of a change in control, all outstanding stock options, restricted stock unit awards and performance share or performance unit awards then held by Mr. Milzcik that were granted on or after October 19, 2006 that are not then vested will immediately become vested and, in the case of performance shares or performance units, as if the applicable performance goals were achieved at the target level of performance.

Termination by us without cause or by Mr. Milzcik for good reason within two years after a change in control entitles him to the same severance arrangements as a normal severance without cause except his severance payments will be paid in a lump sum on the first day of the seventh month after the date of termination, he will receive a prorated bonus for the year of severance, and the bonus component of his severance benefit will be based on the higher of (i) the target bonus in the year of termination, or (ii) the average of the last three bonuses paid to him. Any termination or change in control payments to be made pursuant to the employment agreement may be delayed or deferred by us to comply with applicable laws, regulations and stock exchange rules, including Internal Revenue Code Section 409A. Any amounts deferred to comply with Section 409A shall bear interest for the period of the deferral at the applicable federal rate. In the event of a change in control transaction, the actual change in control of the Company is the triggering event.

For purposes of Mr. Milzcik's employment agreement “good reason” termination generally includes a termination by Mr. Milzcik for: (i) a material, adverse change in title, position, duties, responsibilities or reporting relationships, (ii) a reduction in salary or failure to pay compensation, (iii) greater than a 50-mile change in the location of Company executive offices, (iv) the assignment of duties inconsistent with status as CEO, (v) the failure to follow procedures in a termination for “cause”, (vi) a notice by the Company that the employment term will not be extended, (vii) the Company does not nominate or use best efforts to have the CEO re-elected to the Board of Directors, or (viii) another material breach of the employment agreement.

If his employment is terminated by us for cause or by Mr. Milzcik other than for good reason, we will pay him his earned and unpaid salary and any Accrued Post-Employment Benefits as of the date of termination.

In the event of termination due to death or disability, we will pay Mr. Milzcik's earned and unpaid salary and any Accrued Post-Employment Benefits as of the date of termination and provide him or his beneficiary, as applicable, the compensation and benefits made available generally to our executive officers in the event of death or disability under the terms and conditions of our plans, policies, programs or arrangements applicable to executive officers.

Following termination of employment, Mr. Milzcik has agreed not to compete with the Company for two years, or solicit our customers for two years or our employees for three years, and to abide by confidentiality, non-disparagement and trade secrets covenants in perpetuity.

The multiples of salary and other benefits payable to Mr. Milzcik upon a termination event or a change in control as specified in his employment agreement are the result of negotiation between the Compensation Committee and Mr. Milzcik. In connection with the negotiations, the Compensation Committee was advised by its compensation consultant as to such terms provided to chief executive officers of similar ability and experience at comparable companies. In addition, the termination multiples of the components of compensation were generally the same as those contained in the employment agreement of the previous Chief Executive Officer of the Company. In agreeing to such terms on behalf of the Company, the Compensation Committee believed that such terms were in line with those provided to other such executives at comparable companies, and were consistent with the best interests of the Company's stockholders as such terms constitute an appropriate and meaningful inducement for Mr. Milzcik to devote himself for the foreseeable future to the success of the Company. The Compensation Committee also believes that the Company's change in control arrangements for Mr. Milzcik help assure that he will act in the best interest of the stockholders in any proposed merger or acquisition transaction, even if he might face possible termination of employment as a result of such a transaction.

To the extent that any payment or distribution to Mr. Milzcik is or will be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, his employment agreement provides that total payments to Mr. Milzcik will be reduced (but not below zero) if and to the extent that a reduction in the total payments would result in Mr. Milzcik retaining a larger amount, on an after-tax basis, than if he received the entire amount of such payments. Mr. Milzcik does not receive a tax gross-up for any taxes as a result of golden parachute payments.

Severance Agreement

Other than Mr. Milzcik who is covered by his employment agreement, all of our NEOs are eligible for certain severance benefits in connection with a change in control or a separation from service following a change in control pursuant to the terms of a severance agreement. Generally, our severance agreements are based on the same form agreement. The term of each severance agreement is one year with an automatic annual extension commencing on each January 1, unless the Company or NEO provides written notice not later than September 30 of the preceding year of a determination not to extend the severance agreement. However, if a change in control occurs during the term of the severance agreement, the term will expire no earlier than 24 months after the month in which the change in control occurs. The Compensation Committee believes that the Company's severance agreements for its NEOs help assure that the NEOs will act in the best interest of the stockholders in any proposed merger or acquisition transaction, even if they might face possible termination of employment as a result of such a transaction.

All rights of Mr. Milzcik upon a change in control are governed exclusively by his employment agreement (and not his severance agreement).

The severance agreements provide, among other things, that upon the occurrence of a change in control, NEOs are entitled to a cash payment equal to a prorated target annual bonus for the year in which the change in control occurs which will be credited against any annual bonus or incentive award that each NEO is otherwise entitled to receive with respect to such year. Also, upon the occurrence of a change in control, each NEO will become fully vested in all options and other stock-based awards granted up through the 2010 fiscal year.

In addition, if, following a change in control and during the applicable term of the severance agreement, an NEO's employment is involuntarily terminated other than for cause or if the NEO voluntarily terminates employment for good reason, then each NEO is entitled to certain severance payments and benefits conditioned upon executing an applicable release. These payments and benefits generally consist of the following:

•
An amount equal to two times the most recent base salary and two times the highest of (i) the annualized average bonus for up to three years prior (or such annualized year if applicable) to the (a) separation from service; or (b) change in control; or (ii) the target bonus for the year in which the separation from service occurs;

•	Cash payment equal to a prorated target bonus for the year in which the separation from service occurs (less any prorata bonus previously paid for the same period);

•
Twenty-four months of additional age credit, benefit accruals and vesting credit under the Company's non-qualified and qualified retirement plans, with the resulting benefits payable either at the times provided by such plans or in an actuarially equivalent lump sum on March 1 of the year following the year in which the date of termination occurs;

•
Lump sum amount equal to 24 multiplied by the NEO's average monthly perquisite allowance (as in effect prior to the date of termination or, if higher, prior to the change in control), and 24 months of continued financial planning assistance at the Company's expense; and

•
Twenty-four months continued participation in any welfare plans of the Company (including medical, dental, death, disability, and the Company's Senior Executive Enhanced Life Insurance Program, if applicable) in which the NEO was participating at the time of termination of employment or change in control; and

•	An additional payment each month during the 24 month period to gross-up the NEO for all taxes due on the medical and dental benefits payable under the severance agreement.

For purposes of the severance agreements, “good reason” generally includes a termination by an NEO, subject to an applicable cure period, for: (i) the assignment of any duties materially inconsistent with the NEO's status as an executive officer or a material adverse alteration in the nature or status of the NEO's responsibilities from such responsibilities in effect prior to the change in control, (ii) a reduction in the annual base salary of more than 5% or $20,000, (iii) greater than a 50-mile change in the location of Company executive offices, and (iv) the failure to follow procedures in a termination for “cause.”

If, during the term of the severance agreement following a change in control, the Company disputes that an NEO's employment has been involuntarily terminated other than for cause or that the NEO terminated employment for good reason when, in fact that was the case, the Company may be obligated under the severance agreement to continue to pay the executive salary, bonus, benefits and perquisites as described above for the balance of the term of the severance agreement, in addition to the payments and benefits described above.

If an NEO becomes entitled to health, welfare, pension and other benefits of the same type as referred to above during the 24-month period following employment termination, the Company will stop providing these benefits and the NEO may be obligated to repay a portion of any benefits that were previously paid as set forth above in a lump sum.

The severance agreement also provides that, if any payment or benefit would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, the severance payments and benefits to the executive will be reduced if and to the extent that reducing the payments and benefits would result in the executive's retaining a larger amount, on an after-tax basis, than if he or she received the entire amount of such payments and benefits and paid the applicable excise tax (i.e. the Company does not provide a tax gross-up for any excise taxes as a result of change in control benefits).

Except in the case of Mr. Milzcik, whose rights in the event of a change in control are generally governed by his employment agreement, the severance (change in control) agreement supersedes any other agreements and plans that apply in the event that the executive's employment with us is terminated following a change in control without cause or by the executive for good reason. The superseded agreements would include the Barnes Group Inc. Executive Separation Pay Plan described below.

Barnes Group Inc. Executive Separation Pay Plan

During 2011, Messrs. Burris, Dempsey and Stephens and Mses. Toussaint and Edwards were each covered by the Executive Separation Pay Plan. Mr. Milzcik's employment agreement, which is summarized above, supersedes the Executive Separation Pay Plan with respect to the payments and benefits he would be entitled to receive upon termination from the Company. The Executive Separation Pay Plan provides for severance payments and benefits to an eligible executive who experiences an involuntary separation from service without cause provided that, after December 31, 2008, such separation is not covered by a severance agreement. No payments or benefits are made to an executive whose employment is terminated due to misconduct of any type, including, but not limited to, violation of Company rules or policies or any activity which results in conviction of a felony or if the employment termination is a result of the sale of a business unit of the Company and the employee is offered employment by the purchaser within 30 days after the closing of the sale, in a comparable position and for substantially equivalent compensation and benefits as before the sale.

In accordance with the Executive Separation Pay Plan, a terminated eligible NEO is entitled to minimum severance of one month's base salary or the amount of accrued vacation pay, whichever is greater. In order to receive the higher severance benefit of 12 months' salary continuation plus accrued vacation pay, the eligible NEO must execute a release of claims acceptable to us. The salary portion is to be paid on regular payroll dates but payments may be delayed until six months after separation from service if necessary to comply with Internal Revenue Code Section 409A. The vacation pay portion is to be paid in a lump sum. During the severance period, benefits will continue to be provided pursuant to medical, dental, flexible benefit and premium payments and benefits under the Senior Executive Enhanced Life Insurance Program or Enhanced Life Insurance Program will be continued for NEOs.

Retirement Plans

The amount and form of pension benefits that would be paid upon a qualifying retirement under our Qualified Plan, the SERP, the RBEP and the MSSORP are disclosed in the Pension Table above and in the discussion that accompanies that table. Any additional retirement benefits that would be payable in the event of termination of employment or a change in control are shown in the “Potential Payments Upon Termination or Change in Control” table set forth below.

Stock Options

The following is a discussion of the standard terms of stock options with respect to various types of termination of employment and in the event of a change in control, although these terms do vary by agreement and by person. Special provisions that apply to Mr. Milzcik's stock options are described above under “Employment Agreement with Mr. Milzcik."

If the holder's employment terminates other than by reason of death, disability or retirement or for cause, (i) the portion of the stock options that are exercisable as of the date of termination will terminate; provided, however, if the employee is terminated by the Company without cause, the stock options that were exercisable as of the date of termination will remain exercisable for one year from the date of termination and (ii) the portion of the stock options that have not become exercisable will be forfeited. If the holder's employment terminates due to death or disability, the portion of the stock options that are not exercisable will immediately become exercisable and the stock options will be exercisable for a year after the termination date. If the holder's employment terminates by reason of retirement at the age of 62 or later with a minimum of five years of service, the portion of the stock options that are not yet exercisable on the retirement date will continue to become exercisable for up to one year after the date of retirement so long as the holder executes a covenant not to compete, and up to five years if the holder also executes a release of claims. If the holder's employment is terminated for cause, all outstanding stock options will terminate. Upon a change in control, all stock options granted through 2011 will vest.

Restricted Stock Unit Awards

The following is a discussion of the standard terms of restricted stock units with respect to various types of termination of employment and in the event of a change in control, although these terms do vary by agreement and by person. Special provisions that apply to Mr. Milzcik's restricted stock unit awards are described above under "Employment Agreement with Mr. Milzcik.”

If the holder's employment terminates, other than due to death or disability or retirement, the unvested portion of the award terminates. If the holder's employment is terminated due to death or disability, the unvested portion of the award vests in full. For restricted stock units granted prior to 2011, if the holder's employment terminates by reason of retirement, the unvested portion of the award may continue to vest if the holder executes a covenant not to compete and release of claims. For restricted stock units granted in 2011 or later, if the holder's employment terminates by reason of retirement (so long as there is no cause), and if at least two years have passed since the grant date, then the portion of any restricted stock units that did not become non-forfeitable before the date of separation from service by retirement will become non-forfeitable on that date. If the holder's employment is terminated for cause, the unvested portion of the award terminates. If there is a change in control, any unvested restricted stock units granted through 2010 will accelerate and become vested. For any grants made in 2011 or later, if termination occurs within two years of the change in control and, in addition, there is a termination by the Company without cause, termination by the employee with good reason,or termination on account of death, disability or retirement, then any unvested restricted stock units will become vested.

Performance Share Awards

The following is a discussion of the standard terms of performance share awards with respect to the various types of termination of employment and in the event of a change in control, although these terms may vary by agreement and by person. Special provisions that apply to Mr. Milzcik's performance share awards are described above under "Employment Agreement with Mr. Milzcik.”

For EPS performance share awards, if a holder's employment terminates due to death or disability prior to the end of the performance year, then the holder earns for the performance year in which the termination occurs the number of awards that would have been earned in the year as if the holder were employed through the end of the performance year, except if there is a change in control in that year in which case the maximum number that could be earned in that year will be earned. If a holder's employment terminates for any other reason, then all awards not earned as of the termination date terminate. If there is a change in control before the last day of the award period, the target number of EPS performance share awards granted through 2010 will be deemed earned immediately. No EPS performance share awards were granted after 2010.

For relative measure performance share awards, if a holder's employment terminates due to death or disability before the completion of a three-year performance cycle, a prorated payout will be made at the target level as soon as administratively feasible. In the event of involuntary termination not for cause, for grants made during 2011, a prorated number of shares earned on the basis of plan performance will be made at the end of the three-year cycle. In the event of involuntary termination not for cause, for grants made during 2012, a prorated number of shares earned on the basis of plan performance will be made at the end of the three-year cycle only if at least one-year of employment has occurred from the grant date until the termination date. If a holder's employment terminates for any other reason, then all relative measure performance share awards not earned as of the termination date terminate.

If there is a change in control during the three year performance cycle, vesting of relative measure performance share awards based on actual performance will occur for full years that have been completed. Payout will be at target for any remaining period. Payout in advance of the normally scheduled interval would be accelerated after a change in control only if a loss of employment not for cause or good reason termination occurred subsequent to the change in control.

EPS Performance Unit Awards

In the event of a change in control of the Company, EPS performance unit awards will immediately become vested as if the applicable performance goals were achieved and the holder will be paid cash in settlement of the awards on the date on which the change in control occurs. In the event of a voluntary termination, involuntary termination with or without cause or a qualified retirement prior to the end of the year, the holder forfeits all unearned EPS performance unit awards. In the event of termination due to death or disability prior to the end of the year, any EPS performance unit awards earned in the year of such termination shall be paid and the reminder shall be forfeited. No EPS performance unit awards were granted after 2010.

Performance-Linked Bonus Plan for Selected Executive Officers

Participants in the Performance-Linked Bonus Plan for Selected Executive Officers for any year whose employment is involuntarily terminated by the Company other than for cause on or after November 1 and before awards are paid for such year are eligible to receive prorated awards for such year based on actual performance, as are participants who retire, die or become permanently disabled before awards are paid for such year. A participant whose employment terminates for any other reason before awards are paid for a year is not eligible to receive an award.

Potential Payments Upon Termination or Change in Control1

The amount of compensation payable to each NEO if termination of employment or a change in control occurs, assuming a December 31, 2011 triggering event, is listed in the table below, other than Mr. Burris whose employment with the company terminated on August 20, 2011.

G. Milzcik	Voluntary Termination($) [7]	For Cause Termination($) [8]	Without Cause/Good Reason Termination($) [9]	Death($) [10]	Disability($) [10,11]	Change in Control($)[12]	Change in Control With Termination($) [12]	Retirement($) [13]
Cash Compensation/Severance	__	__	$5,117,500	$2,002,500	$2,002,500	__	$5,117,500	__
Additional Retirement Benefits [2]	__	__	__	__	__	__	__	__
Continuation of Other Benefits [3]	__	__	$168,324	__	__	__	$348,227	__
Stock Options [4]	__	__	$2,243,103	$2,380,812	$2,380,812	$2,380,812	$2,380,812	__
Restricted Stock Units [5]	__	__	$2,955,114	$3,658,403	$3,658,403	$3,658,403	$3,658,403	__
Performance Share Awards [6]	__	__	$1,056,018	$352,006	$352,006	$1,056,018	$1,056,018	__
Performance Unit Award [6]	__	__	$496,666	__	__	$496,666	$496,666	__
TOTAL	$__	$__	$12,036,725	$8,393,721	$8,393,721	$7,591,899	$13,057,626	$__

C. Stephens, Jr.	Voluntary Termination($) [7]	For Cause Termination($) [8]	Without Cause/Good Reason Termination($) [9]	Death($) [10]		Disability($) [10,11]	Change in Control($)[12]	Change in Control With Termination($) [12]	Retirement($) [13]
Cash Compensation/Severance	__	__	$1,077,500	$646,500		$646,500	__	$1,567,505	__
Additional Retirement Benefits [2]	__	__	__	__		__	__	$292,950	__
Continuation of Other Benefits [3]	__	__	$69,642	__		__	__	$176,402	__
Stock Options [4]	__	__	__	$306,320		$306,320	$237,578	$306,320	__
Restricted Stock Units [5]	__	__	__	$537,267		$537,267	$361,264	$537,267	__
Performance Share Awards [6]	__	__	$58,668	$58,668		$58,668	__	$176,003	__
Performance Unit Award [6]	__	__	__	__		__	$65,097	$65,097	__
TOTAL	$__	$__	$1,205,810	$1,548,755		$1,548,755	$663,939	$3,121,544	$__

P. Dempsey	Voluntary Termination($) [7]	For Cause Termination($) [8]	Without Cause/Good Reason Termination($) [9]	Death($) [10]		Disability($) [10,11]	Change in Control($)[12]	Change in Control With Termination($) [12]	Retirement($) [13]
Cash Compensation/Severance	__	__	$1,077,500	$646,500		$646,500	__	$1,939,500	__
Additional Retirement Benefits [2]	__	__	__	__		__	__	$92,650	__
Continuation of Other Benefits [3]	__	__	$61,782	__		__	__	$166,203	__
Stock Options [4]	__	__	__	$381,327		$381,327	$325,239	$381,327	__
Restricted Stock Units [5]	__	__	__	$1,149,951		$1,149,951	$1,007,702	$1,149,951	__
Performance Share Awards [6]	__	__	$47,416	$47,416	47,416	$47,416	__	$142,249	__
Performance Unit Award [6]	__	__	__	__		__	$71,510	$71,510	__
TOTAL	$__	$__	$1,186,698	$2,225,194		$2,225,194	$1,404,451	$3,943,390	$__

C. Toussaint	Voluntary Termination($) [7]	For Cause Termination($) [8]	Without Cause/Good Reason Termination($) [9]	Death($) [10]		Disability($) [10,11]	Change in Control($)[12]	Change in Control With Termination($) [12]	Retirement($) [13]
Cash Compensation/Severance	__	__	$846,000	$486,000		$486,000	__	$1,382,046	__
Additional Retirement Benefits [2]	__	__	__	__		__	__	$164,330	__
Continuation of Other Benefits [3]	__	__	$70,199	__		__	__	$176,930	__
Stock Options [4]	__	__	__	$136,721		$136,721	$82,001	$136,721	__
Restricted Stock Units [5]	__	__	__	$417,007		$417,007	$277,169	$417,007	__
Performance Share Awards [6]	__	__	$46,613	$46,613	46,613	$46,613	$48,220	$188,058	__
Performance Unit Award [6]	__	__	__	__		__	__	__	__
TOTAL	$__	$__	$962,812	$1,086,341		$1,086,341	$407,390	$2,465,092	$__

D. Edwards	Voluntary Termination($) [7]	For Cause Termination($) [8]	Without Cause/Good Reason Termination($) [9]	Death($) [10]		Disability($) [10,11]	Change in Control($)[12]	Change in Control With Termination($) [12]	Retirement($) [13]
Cash Compensation/Severance	__	__	$695,600	$399,600		$399,600	__	$1,258,000	__
Additional Retirement Benefits [2]	__	__	__	__		__	__	$226,017	__
Continuation of Other Benefits [3]	__	__	$38,364	__		__	__	$111,008	__
Stock Options [4]	__	__	__	$231,076		$231,076	$184,906	$231,076	__
Restricted Stock Units [5]	__	__	__	$342,121		$342,121	$226,393	$342,121	__
Performance Share Awards [6]	__	__	$38,576	$38,576		$38,576	__	$115,728	__
Performance Unit Award [6]	__	__	__	__		__	$45,809	$45,809	__
TOTAL	$__	$__	$772,540	$1,011,373		$1,011,373	$457,108	$2,329,759	$__

[1]
Value of equity awards vesting upon a change in control, death or disability are equal to the grant's intrinsic value as of December 31, 2011 based on the closing market price of $24.11. Equity awards (including reload options) and non-equity incentive plan compensation that were fully vested by their terms as of December 31, 2011 are not included in the numbers shown above. For information on any outstanding fully-vested awards, see the “Outstanding Equity Awards at Fiscal Year End” Table.

[2]
The value of these benefits is based upon provisions of the change in control severance agreements with our NEOs whereby the executives are entitled to the value of additional retirement benefits that would have been earned had they continued employment for two additional years after employment termination. Note that Mr. Milzcik does not have a similar provision in his employment agreement.

[3]
The value of these benefits is based upon provisions of Mr. Milzcik's employment agreement, the Executive Separation Pay Plan, and the change in control severance agreements with our NEOs whereby the executives are entitled to continued participation in the Company's welfare and fringe benefit plans for 12 or 24 months upon covered terminations of employment, and continuation of premium payments and benefits under the Senior Executive Enhanced Life Insurance Program. Although continued participation may cease to the extent the

NEO subsequently has coverage elsewhere, the numbers set forth in the table above reflect an estimate of coverage for the maximum applicable time period.

[4]
Amounts reflect the difference between the exercise price of the option and the closing market price of $24.11 as of December 31, 2011. Options with a strike price greater than $24.11 are shown as $0. Equity awards (including reload options) that were fully vested by their terms as of December 31, 2011 are not included in the numbers shown above. For information on any outstanding fully-vested awards, see the “Outstanding Equity Awards at Fiscal Year End" Table.

[5]
Amounts reflect the market value of the shares underlying the awards as of December 31, 2011 at the closing market price of $24.11 and do not include any value for that portion of the award with respect to which the participants accrued a vested interest by or on December 31, 2011.

[6]
Amounts reflect the market value of the shares underlying the awards as of December 31, 2011 at the closing market price of $24.11 and do not include any value for that portion of the award with respect to which the participants accrued a vested interest by or on December 31, 2011.

[7]
Relative to the Cash Compensation/Severance row of the table, no additional payment is due under the Performance-Linked Bonus Plan; participants must be employed on the date of payment to receive an award; so no award is payable.

[8]
Relative to the Cash Compensation/Severance row of the table, the Executive Separation Pay Plan stipulates no separation benefits are due if the executive is terminated for misconduct. Under the Performance-Linked Bonus Plan, the officer generally must be employed on the date of payment to receive an award. A retirement-eligible officer also gets no bonus under the Performance-Linked Bonus Plan if terminated for Cause.

[9]
The amount in the Cash Compensation/Severance row of the table equals one year's salary and includes a pro-rated award under the Performance-Linked Bonus Plan for all executives other than Mr. Milzcik. Under the Performance-Linked Bonus Plan, an executive terminated other than for cause after October 31, 2011 is entitled to a pro-rated award. For Mr. Milzcik, the amount includes a payment of two-times base salary and target bonus for the year of termination. In the case of termination without cause or for good reason, Mr. Milzcik is entitled to his Relative Measure PSAs for performance periods beginning after January 1, 2009, calculated based on the Company's actual performance as compared to that of the Russell 2000 Index, prorated through the second anniversary of his termination date. The amounts shown in the table assume performance at target levels for 2011 and future years.

[10]
Relative to the Cash Compensation/Severance row of the table, no additional salary is due upon death or disability. But, under the Performance-Linked Bonus Plan, the participant would be entitled to a prorated award for a death or disability on December 31, 2011. Participants' beneficiaries would also be entitled to life insurance benefits as well as certain pension plan death benefits not shown on this table. Equity awards (other than performance shares) vest at date of death. No incremental value is shown for death because the table assumes death occurred on the last day of the year; the awards would then have already been earned.

[11]
Participants would be able to receive short-term disability and long-term disability payments available to all salaried employees which amounts are not shown in the table above. Participants would also accrue service under some of the pension plans during a period of disability. Equity awards (other than performance shares) vest upon the occurrence of a qualifying disability event. No incremental value is shown for disability because the table assumes disability occurred on the last day of the year; the awards would then have already been earned.

[12]
Executives are entitled to a pro-rated target bonus upon a change in control. This is netted against the amount paid for termination following a change in control when such termination occurs in the same year. The table reflects a December 31, 2011 event. Since a portion of the 2011 bonus is earned as of December 31, 2011, the Cash Compensation/Severance row includes the excess (if any) of the full-year target bonus over the amount actually awarded for the year. Pro-rated bonus is based on the greater of his target bonus or his 3-year average bonus for Mr. Milzcik, and target for the other NEOs. Agreements separately provide for a bonus component of the severance benefit. For all NEOs, this is based on 3-year average bonus for post-change in control termination, rather than the target bonus if this is more favorable. The severance benefits shown for Mr. Stephens and Ms. Toussaint for a post-change in control termination have been reduced by $505,400 and $349,600, respectively, to the largest after-tax payment.

[13]
Equity awards only allow for retirement treatment if an executive retires at or after attaining age 62 with at least five years of service. No amounts are shown in this column as none of the NEOs was eligible to retire on December 31, 2011.

Transition and Separation Agreement - Mr. Burris

Mr. Burris and the Company entered into a transition and separation agreement dated June 14, 2011 (the "Agreement") regarding (1) Mr. Burris' provision of transition services between May 20, 2011, when the Company announced an organizational restructuring, and August 20, 2011, when Mr. Burris ceased to be employed by the Company and (2) Mr. Burris' separation from the Company. In 2011, Mr. Burris received benefits and payments under the Company's Executive Separation Pay Plan (the "Plan") in the aggregate amount of $327,212. Mr. Burris was not eligible for a cash incentive award for 2011 under the terms of the Annual Incentive Plan. Mr. Burris' participation in the SERP and MSSORP programs was not vested at the time of his termination and any potential future benefits were canceled. In 2011, Mr. Burris also received outplacement services valued at $15,000. In addition to the above benefits, in consideration for signing a release and complying with the terms of the Agreement, in 2012 Mr. Burris is eligible to receive a one-time cash payment in the amount of $100,000. A summary of Mr. Burris' termination arrangements and a copy of the Agreement was filed in a Form 8-K with the SEC on June 17, 2011. See the “Summary Compensation Table for more details regarding the amounts paid and payable to Mr. Burris in connection with the Agreement.

Director Compensation in 2011

As part of its regular review of the amounts of the annual retainers, meeting fees, equity awards and total compensation to be paid to the Company's non-employee directors, the Corporate Governance Committee periodically obtains competitive market data. Based on this data and its judgment as to where the Company's non-employee directors should be positioned to support appropriate compensation and to attract and retain quality directors, the Corporate Governance Committee submits its recommendations to the Compensation Committee and the Board of Directors. The Compensation Committee evaluates the Corporate Governance Committee's recommendations, makes such refinements, if any, as it determines are appropriate and then makes its recommendation to the full Board of Directors for its consideration and approval (with any changes it determines are appropriate).

For 2011, the annual cash retainer for non-employee directors was $45,000 plus meeting fees and the following additional annual chair retainers: Audit Committee Chair, $12,000; Compensation and Management Development Committee Chair, $12,000; Corporate Governance Committee Chair, $5,000; Finance Committee Chair, $5,000; and Executive Committee Chair, $2,500.

In 2011, we reviewed the design and competitive positioning of the Company's director compensation program with assistance from Cook and Meridian. As a result of the Corporate Governance Committee's review, effective January 1, 2012, the annual cash retainer for non-employee directors has been increased to $51,000, and the annual chair retainer for the Executive Committee Chair will be paid only in fiscal years during which the Executive Committee meets. All retainers will be paid quarterly, other than the Executive Committee Chair retainer, which is payable in full at the first meeting in any fiscal year in which the Executive Committee meets. This is the first time that the annual cash retainer has been increased since January 1, 2005. Retainers for two committee chairs were last increased in 2010.

For each meeting attended, we pay our non-employee directors and committee members the following fees: $1,500 for in-person board and committee meeting attendance and $1,000 for telephonic board and committee meeting attendance. In addition in 2011, non-employee directors were eligible from time to time to earn fees in similar amounts for serving on or chairing ad hoc or special committees of the Board of Directors and in connection with specific projects undertaken for the Board of Directors, such as attending meetings with the Company's senior management and interviewing prospective senior officer candidates. The directors do not receive a fee for actions in writing. Directors are also eligible for other benefits, including business travel accident insurance and matching charitable gifts. Incumbent directors are eligible for life insurance and accidental death and dismemberment insurance. Effective 2012, these benefits will not be offered to any newly joining directors.

On February 9, 2011, each of the then serving non-employee directors received a grant of 3,621 restricted stock units), representing $75,000 of share value, 50% of which vested on February 8, 2012, and the balance of which will vest on February 8, 2013. Effective January 1, 2012, following the review of director compensation performed in 2011 described above, the 2012 annual equity award for which non-employee directors are eligible has been increased to $81,000 of share value in restricted stock units with one year vesting. This resulted in a grant to our non-employee directors of 3,046 restricted stock units on February 8, 2012. Vesting of these restricted stock units accelerates in full in the event of a change in control or in the event the holder retires before the second anniversary of the grant date and after attaining age 72; provided, in the case of retirement, the director executes a covenant not to compete and a release of claims. Vesting also accelerates in full if the director's service terminates as a result of death or disability. Dividend equivalents equal to the dividend per share will be paid on each of these restricted stock units on each dividend payment date.

Under the Non-Employee Director Deferred Stock Plan, as amended and restated, which is referred to as the “Non-Employee Director Deferred Stock Plan,” each non-employee director who joined the Board of Directors prior to December 15, 2005 was granted at the time he or she first joined the Board the right to receive 12,000 shares of Common Stock when his or her membership on the Board of Directors terminates or, if sooner, when a change in control occurs. The plan also provides for the payment of dividend equivalents equal to one dividend per share for each dividend payment date.1 Only Messrs. Alden, Barnes, Benanav, Bristow, Carpenter and Ms. Mangum are eligible for the Non-Employee Director Deferred Stock Plan. The Board of Directors determined on December 15, 2005 to freeze the plan so that no further grants would be given under that plan. The Board of Directors' current policy is to grant new directors $50,000 of share value in restricted stock units at the time the director joins the Board of Directors which vests three years after the grant date.

In accordance with the Directors' Deferred Compensation Plan, as amended and restated, each non-employee director may defer all or a portion of his or her Board retainer and meeting fees, and/or the dividend equivalents paid under the Non-Employee Director Deferred Stock Plan. Directors may elect to credit such deferred compensation to a cash account, a phantom stock account, or a combination of the two.

The Corporate Governance Committee annually reviews the compensation of the Company's Chairman of the Board. Effective April 1, 2011, Mr. Barnes receives an annual base salary of $280,000 for performing his duties as Chairman of the Board and for performing various other duties as a non-executive employee of the Company, including working with the executive officers of the Company to develop relationships with possible strategic partners, engaging in various operational corporate activities when requested, chairing Barnes Group Foundation, Inc., and maintaining an active role in community affairs in the Bristol and Hartford, Connecticut areas. Effective April 1, 2011, Mr. Barnes received a $15,000 increase from his prior base salary, which was approved in connection with the elimination of the cash perquisite allowances described in more detail above. Mr. Barnes received the same restricted stock unit grant that the non-employee directors received on February 9, 2011.
_________

[1]	Mr. Barnes became a participant in the plan when it was initially adopted in 1987. He became an employee in 1993 and continues to participate in the plan.

Director Ownership Guidelines

Our Board of Directors has stock ownership guidelines for all of our non-employee directors of five times the annual retainer payable to each director. A director must meet the ownership guidelines by the fourth anniversary of the date he or she joined the Board of Directors. All of the non-executive directors who are on the Board have met the ownership guidelines, except for Mr. McClellan, who joined the Board on May 7, 2010, and who is still within the four-year phase-in period.

Director Compensation Table

The following table sets forth the aggregate amounts of compensation information for the year ended December 31, 2011 for non-executive directors.

Name	Year	Fees Earned or Paid in Cash	Stock Awards[1]	Option Awards[2]	Changes in Pension Value and Nonqualified Deferred Compensation Earnings[3,4]	All Other Compensation[5]	Total
Thomas O. Barnes	2011	$—	$74,991	$—	$65,468	$391,731	$532,190
Gary G. Benanav	2011	85,000	74,991	—	1,704	317	162,012
Mylle H. Mangum	2011	93,500	74,991	—	—	317	168,808
John W. Alden	2011	80,500	74,991	—	—	317	155,808
William S. Bristow, Jr.	2011	80,000	74,991	—	—	317	155,308
George T. Carpenter	2011	73,500	74,991	—	—	317	148,808
William J. Morgan	2011	91,500	74,991	—	—	317	166,808
Thomas J. Albani	2011	76,500	74,991	—	—	317	151,808
Hassell H. McClellan	2011	76,000	74,991	—	—	317	151,308

[1]	Stock Awards represent the aggregate grant date fair value of restricted stock units granted to directors under the Barnes Group Inc. Stock and Incentive Award Plan.

[a]
Stock awards outstanding at December 31, 2011 were 18,077 for Messrs. Barnes, Benanav, Alden, Bristow, and Carpenter and Ms. Mangum, 6,077 for Mr. Morgan and for Mr. Albani and 6,295 for Mr. McClellan.

[2]	There were no Option Awards outstanding at December 31, 2011 for any of the Directors.

[3]
At December 31, 2011, the Change in Pension Value and Nonqualified Deferred Compensation Earnings for Mr. Barnes relates to the Company's Salaried Retirement Income Plan (the "Qualified Plan"), the Supplemental Executive Retirement Plan ("SERP") and the Modified Supplemental Senior Officer Retirement Plan ("MSSORP"). The change in the pension value for the Qualified Plan, SERP, and MSSORP was $161,959, ($57,543), and ($38,948), respectively. The amount of benefits provided under the Qualified Plan, SERP and MSSORP continue to increase with pay and service; however, given that Mr. Barnes is now working beyond the age at which he could start collecting  retirement benefits without early commencement penalty, the present value of the SERP and MSSORP benefits are declining.

[4]
Mr. Benanav participates in the Barnes Group Inc. Amended and Restated Directors' Deferred Compensation Plan. Interest is credited each quarter, on the amount of deferred director fees and dividends, based upon the rate of interest for prime commercial loans on the first business day of each quarter. Any preferential amount would be determined by calculating the difference between the actual interest credited to Mr. Benanav and the interest that would have been earned using 120% of a ten-year Treasury bill rate. The aggregate balance of this deferred compensation at December 31, 2011 was $991,830.

[5]	The compensation represented by the amounts for 2011 set forth in the All Other Compensation column for the directors is detailed in the following table:

Name	Year	Taxes Paid on All Other Compensation[a]	Life Insurance Premium[b]	Perquisite Allowance[c]	All Other Perquisites[d]	Salary[e]	Other[f]	Total
Thomas O. Barnes	2011	$35,713	$62,128	$6,250	$4,040	$276,250	$7,350	$391,731
Gary G. Benanav	2011	—	—	—	—	—	317	317
Mylle H. Mangum	2011	—	—	—	—	—	317	317
John W. Alden	2011	—	—	—	—	—	317	317
William S. Bristow, Jr.	2011	—	—	—	—	—	317	317
George T. Carpenter	2011	—	—	—	—	—	317	317
William J. Morgan	2011	—	—	—	—	—	317	317
Thomas J. Albani	2011	—	—	—	—	—	317	317
Hassell H. McClellan	2011	—	—	—	—	—	317	317

[a]	Taxes paid on All Other Compensation were based on the maximum tax rates of the director's jurisdiction.

[b]
At December 31, 2011, the aggregate balance included $47,300 of life insurance premiums paid on behalf of Mr. Barnes under the SEELIP and $14,828 of income related to a split dollar life insurance policy. The compensation associated with the split dollar agreement was calculated by determining Mr. Barnes's current share in the policy and multiplying by an estimated term life insurance rate based upon certain factors such as the age of the insured and the amount of the policy.

[c]
Includes payments made to Mr. Barnes through March 31, 2011 for the annual cash perquisite allowance which was payable in monthly installments. This allowance became effective October 1, 2008 to replace a prior company car program and payments made for club memberships and cell phone expenses. Effective April 1, 2011, the annual cash perquisite allowance was eliminated and Mr. Barnes' annual salary was increased by $15,000, which was designed to offset the discontinuance of the allowance.

[d]	Included in Perquisites are payments made for financial planning services and a corporate function-related gift.

[e]	Mr. Barnes received $276,250 in an annual salary as an employee of the Company in 2011.

[f]
Included in Other are matching contributions made by the Company under the Retirement Savings Plan for Mr. Barnes, and life and accidental death and dismemberment insurance premiums paid by the Company for the benefit of Messrs. Benanav, Alden, Bristow, Carpenter, Morgan, Albani, and McClellan and Ms. Mangum.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth information regarding securities authorized for issuance under the Company's equity compensation plans as of December 31, 2011.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)		(c)
Equity compensation plans approved by security holders:
1991 Barnes Group Stock Incentive Plan (1991 Plan)	89,277	$13.99		—
Barnes Group Inc. Employees Stock and Ownership Program (2000 Plan)	49,732	$11.06		—
Barnes Group Inc. Stock and Incentive Award Plan (2004 Plan), As Amended	3,030,473	$17.94	[1]	2,383,451
Employee Stock Purchase Plan (ESPP)	—	—		364,153
Non-Employee Director Deferred Stock Plan, As Further Amended	72,000	—		—
Total	3,241,482	—		2,747,604
________

[1]	Weighted-average exercise price excludes 532,179 shares for restricted stock awards with a zero exercise price.

RELATED PERSON TRANSACTIONS

Transactions with Related Persons

A brother of William S. Bristow, Jr., a director of the Company, has been employed by us in a non-executive position since July 1980. Mr. Bristow's brother received approximately $138,607 in total direct compensation from us in 2011 and participates in our benefits programs generally available to substantially all similarly situated US-based employees.

Additionally, in 1999, the Company entered into collateral assignment split dollar life insurance agreements (“Agreements”), which replaced similar agreements that had been entered into in 1985, with our current Chairman of the Board and his sister. The insured under the policies is the father of our current Chairman of the Board. The current beneficiaries under the policies are our current Chairman and his sister. The Agreements were originally entered into when our current Chairman’s father was the Company’s chief executive officer and chairman of the board, and such agreements were customary at the time. Both the Company and the insured chief executive officer expected the agreements to continue into the insured chief executive officer's retirement. Since 1985, the Company has paid an annual premium of $49,500 for each policy as required under the Agreements. Upon termination of the Agreements or death of the insured, the Company is entitled to the greater of the aggregate premiums paid or the cash value of the policies. As of December 31, 2011, the death benefit of each policy was $2,888,500, the aggregate premiums paid by the Company for each policy was $1,336,500, and the cash value of each policy was $1,722,287.

Review, Approval or Ratification of Transactions with Related Persons

We have a written policy regarding related person transactions. The policy covers all related person transactions or series of similar transactions. All related person transactions are to be in the best interests of the Company and its stockholders and, unless different terms are specifically approved or ratified by the Corporate Governance Committee, must be on terms that are no less favorable to us than would be obtained in a similar transaction with an unaffiliated third party under the same or similar circumstances. The Corporate Governance Committee may consider the following: (i) the extent of the related person's interest in the transaction; (ii) whether the transaction would create an actual or apparent conflict of interest; (iii) the availability of other sources or comparable products or services, if applicable; (iv) whether the item is generally available to substantially all employees, if applicable; (v) the benefit to the Company; and (vi) the aggregate value of the transaction. Our General Counsel is responsible for reviewing all related person transactions and taking all reasonable steps to ensure that all “material” related person transactions (those required to be disclosed pursuant to Item 404 of Regulation S-K of the Securities and Exchange Commission) are presented to the Corporate Governance Committee for pre-approval or ratification in its discretion. Each director and executive officer is responsible for promptly notifying our General Counsel of any related person transaction in which such director or executive officer may be directly or indirectly involved as soon he or she becomes aware of a possible transaction.

For related person transactions that are not material, our General Counsel is to determine whether the transaction is in compliance with the policy. If a non-material related person transaction involves the General Counsel, the Chief Financial Officer assumes the responsibilities of the General Counsel with respect to the policy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

As of February 16, 2012, the individuals and institutions set forth below are the only persons known by us to be beneficial owners of more than 5% of the outstanding shares of Common Stock:

Name and Address of Beneficial Owner	Amount and Nature Beneficial Ownership	Percent of Common Stock
Bank of America Corporation and Affiliates[1] 100 N. Tryon Street, Floor 25 Bank of America Corporate Center Charlotte, North Carolina 28255	5,907,554	10.8%
Blackrock, Inc.[2] 55 East 52nd Street New York, NY 10055	3,791,806	6.9%
Mr. Thomas O. Barnes[3] 123 Main Street Bristol, CT 06010	3,257,792	6.0%
Barnes Group Inc. Retirement Savings Plan[4] 123 Main Street Bristol, CT 06010	3,119,731	5.7%

________

[1]
This information is based on a Schedule 13G/A filed by Bank of America Corporation ("BoA") on February 14, 2012 with the SEC. As of December 30, 2011, BoA had shared voting power with respect to 924,393 shares and shared investment power with respect to 5,907,554 shares.

[2]
This information is based on a Schedule 13G/A filed by Blackrock, Inc. on February 13, 2012 with the SEC. As of December 30, 2011, Blackrock, Inc., together with affiliates identified in the Schedule 13G/A, had sole voting power and sole investment power with respect to an aggregate of 3,791,806 shares.

[3]
As of February 1, 2012, based on Company records, Mr. Barnes had sole voting and sole investment power with respect to 634,937 shares and sole voting and shared investment power with respect to 2,182,206 shares.

[4]
This information is based on a Schedule 13G/A filed by the Barnes Group Inc. Retirement Savings Plan on January 12, 2012 with the SEC. As of December 31, 2011, the Barnes Group Inc. Retirement Savings Plan had shared investment power with respect to 3,119,731 shares.

Security Ownership of Directors and Executive Officers

As of February 1, 2012, our directors, NEOs, and directors and executive officers as a group beneficially owned the number of shares of Common Stock shown below.

Name of Person or Group	Amount and Nature of Beneficial Ownership[1]	Percent of Common Stock
Thomas J. Albani	12,274	*
John W. Alden	46,201	*
Thomas O. Barnes	3,257,792	6%
Gary G. Benanav	62,418	*
William S. Bristow, Jr.	473,068	*
George T. Carpenter	172,100	*
Patrick J. Dempsey	238,027	*
Dawn N. Edwards	51,953	*
Mylle H. Mangum	45,372	*
Hassell H. McClellan	1,000	*
Gregory F. Milzcik	870,570	1.6%
William J. Morgan	18,611	*
Christopher J. Stephens, Jr.	42,942	*
Claudia S. Toussaint	15,438	*
Current directors & executive officers as a group (15 persons)	5,352,951	9.7%
________

*	Less than 1% of Common Stock beneficially owned.

[1]	The named person or group has sole voting and investment power with respect to the shares listed in this column, except as set forth in this note.

Mr. Barnes has sole voting and sole investment power with respect to 634,937 shares and sole voting and shared investment power with respect to 2,182,2061 shares. Of the shares of Common Stock owned by Mr. Barnes, 100,000 are pledged. Included in Mr. Carpenter's total are 131,353 shares held by corporations through which he has voting control. Of the shares of Common Stock owned by Mr. Carpenter, 142,215 are pledged. Mr. Bristow has shared voting and shared investment power with respect to 30,418 shares which are held in trust which he has the power to revoke.

The shares listed for Messrs. Albani, Alden, Barnes, Benanav, Bristow, Carpenter, Dempsey, McClellan, Milzcik, Morgan and Stephens and Mses. Edwards, Mangum and Toussaint, and the directors and executive officers as a group include 0; 0; 0; 0; 0; 0; 155,826; 0; 600,142; 0;

24,134; 33,685; 0; 12,734 and 848,539 shares, respectively, which they have the right to acquire within 60 days after February 1, 2012. The shares listed for Messrs. Barnes, Dempsey, Milzcik and Stephens and Ms. Edwards, and the directors and executive officers as a group include 31,653; 4,063; 15,705; 907; 10,620 and 64,127 shares, respectively, over which they have shared investment power. These shares are held under the Company's Retirement Savings Plan. The shares listed for Messrs. Alden, Barnes, Benanav, Bristow and Carpenter and Ms. Mangum include 12,000 shares that each of them has the right to receive under the Non-Employee Director Deferred Stock Plan described above under the heading “Director Compensation in 2011.”

The shares listed for Messrs. Dempsey, Milzcik and Stephens and Mses. Edwards and Toussaint and the directors and officers as a group do not include 43,309; 162,447; 24,189; 15,194; 23,098 and 293,732 shares of Common Stock, respectively, that the holders may have the right to receive on a future date (beyond 60 days from February 1, 2012) pursuant to restricted stock unit and performance share awards. The shares listed also do not include the following number of shares of Common Stock that the following directors may have the right to receive on a future date (beyond February 1, 2012) pursuant to restricted stock unit awards: 1,810 shares with respect to Messrs. Albani, Alden, Barnes, Benanav, Bristow, Carpenter and Morgan and Ms. Mangum; and 4,484 shares of Common Stock with respect to Mr. McClellan.

The number of shares reported as beneficially owned has been determined in accordance with Rule 13d-3 under the Exchange Act.

CORPORATE GOVERNANCE

Our Board of Directors and senior management devote considerable time and attention to corporate governance matters and we maintain a comprehensive set of policies and procedures to enable effective corporate governance. We have posted on our website our Corporate Governance Guidelines, our Code of Business Ethics and Conduct, our Code of Ethics Applicable to Senior Executives and the charters of the Audit Committee, Compensation and Management Development Committee and Corporate Governance Committee. Our website address is www.BGInc.com. Copies of these documents may also be obtained from the Manager, Stockholder Relations and Corporate Governance Services, Barnes Group Inc., 123 Main Street, Bristol, Connecticut 06010.

The Corporate Governance Committee reviews our Corporate Governance Guidelines on a regular basis and proposes modifications to the principles and other key governance practices from time to time.

Our corporate governance practices, policies and procedures include the following:

•	Long-standing stock ownership requirements for non-management directors and for key employees, including all executive officers;

•	A stockholder rights plan policy as described in our Corporate Governance Guidelines;

•
A Finance Committee that is charged with reviewing and making recommendations to the Board of Directors on our capital structure, including dividend policy and share repurchase considerations, and issuance of debt and equity securities;

•	A requirement in our Corporate Governance Guidelines that our directors attend director education programs and briefing sessions;

•	Annual evaluation processes for the Board of Directors and each of the standing committees;

•	A requirement set forth in our Corporate Governance Guidelines that a director may not simultaneously serve on the audit committees of more than three public companies, including that of the Company;

•

•	A routine practice of regular executive sessions without management present at the meetings of the Board of Directors and each of the standing committees;

•	The use of a compensation consultant that does not provide services to management;

•	Our approach to executive compensation programs, including increasing emphasis on long-term performance-based equity compensation, as described in the "Compensation Discussion and Analysis" section;

•	An executive compensation clawback policy implemented in late 2008 that applies to our CEO and certain other officers, as discussed on page 21;

•	A policy applicable to all executive officers that requires Corporate Governance Committee approval before accepting outside board membership with for-profit entities;

•	A compliance helpline through which employees and other interested parties may communicate with the Board of Directors or raise concerns; and

•
Regular consideration of rotation of committee chairs and members, with a view towards balancing the benefits derived from continuity against the benefits derived from diversity of experience and viewpoints. All committee chairs were last rotated in 2010.

Director Independence

The Board of Directors adopted Corporate Governance Guidelines which set forth requirements to be met by each director in order to be determined to be an independent director. Under the Corporate Governance Guidelines, an “independent” director of the Company must meet the qualification requirements for being an independent director under the corporate governance listing standards of the New York Stock Exchange, including the requirement that the Board must have affirmatively determined that the director has no material relationships with the Company, either directly or as a partner, stockholder, or officer of an organization that has a relationship with the Company. To guide its determination as to whether a Board member is independent and as to whether or not a business or charitable relationship between the Company and an organization with which a director is so affiliated is material, the Board has adopted the following categorical standards:

a.
A director will not be independent if (i) the director is, or was within the preceding three years, employed by the Company; (ii) an immediate family member of the director is, or was within the preceding three years, employed by the Company as an “executive officer” (as such term is defined by the New York Stock Exchange) other than on an interim basis; (iii) the director or any immediate family member has received from the Company, during any 12 consecutive months within the preceding three years, more than $120,000 in direct compensation from the Company, other than compensation received by an immediate family member of a director for service as a non-executive employee of the Company and director and committee fees and deferred compensation for prior service, provided, that such deferred compensation is not contingent on continued service; (iv) the director is employed by the Company's independent auditor; (v) an immediate family member of the director is employed by the Company's independent auditor (I) as a partner or (II) otherwise as an employee who personally works on the Company's audit; (vi) the director or an immediate family member was within the last three years a partner or employee of the Company's independent auditor and personally worked on the Company's audit within that time; or (vii) a Company executive officer is, or was within the preceding three years, on the board of directors of a company which, at the same time, employed the Company director or an immediate family member of the director as an executive officer.

b.
The following commercial and charitable relationships will not be considered material relationships that would impair a director's independence: (i) if a Company director is an employee, or an immediate family member is an executive officer, of another company that does business with the Company and, within any of the last three fiscal years, the annual sales to, or purchases from, the Company are less than 1% of the annual revenues of the other company; (ii) if a Company director is an employee, or an immediate family member is an executive officer, of another company that is indebted to the Company, or to which the Company is indebted, and the total amount of either company's indebtedness to the other is less than 1% of the total consolidated assets of the other company; and (iii) if a Company director serves as an officer, director or trustee of a charitable organization, and the Company's discretionary charitable contributions to the organization are less than 1% of such organization's total annual charitable receipts, provided, that the amount of the Company's contributions shall not include the matching of charitable contributions by Barnes Group Foundation, Inc. pursuant to the Matching Gifts Program.

c.
For relationships not covered by b. above, the directors who are independent under the Corporate Governance Guidelines in a. and b. above will determine whether the relationship is material and, therefore, whether the director is "independent." The Company will explain in the next proxy statement the basis of any Board determination that a relationship was immaterial despite the fact that it did not meet the categorical standards of immateriality in b. above.

The Board of Directors has determined that each of the eight non-employee directors is independent under the listing standards of the New York Stock Exchange and the above categorical standards. In the case of Mr. Benanav, the Board of Directors considered the commercial contract between the Company and Express Scripts, Inc., where Mr. Benanav serves as a director. The contract is for a pharmacy benefit program for the Company's employees and is in the ordinary course of business. The Board of Directors determined that the relationship is not material.

The Board has further determined that each of the members of the Audit Committee, Compensation and Management Development Committee and Corporate Governance Committee are independent within the meaning of the New York

Stock Exchange listing standards and the above categorical standards, and that members of the Audit Committee meet the additional independence requirements within the meaning of the New York Stock Exchange listing standards.

Board Meetings and Committees; Director Attendance

In 2011, the Board of Directors held six regular meetings and six special meetings. Each incumbent director of the Company attended at least 90% of the aggregate number of meetings of the Board of Directors and Board committees on which he or she served during 2011. Our directors are strongly encouraged under our Corporate Governance Guidelines to attend the annual meeting of stockholders. All of the members of the Board of Directors attended the 2011 Annual Meeting of Stockholders.

Our Corporate Governance Guidelines also provide that the Board of Directors should generally have no fewer than six and no more than twelve directors. The Board of Directors currently has ten directors. Following the 2012 Annual Meeting there are still expected to be ten directors. Each director is required to resign from the Board no later than the annual meeting of stockholders following his or her 72nd birthday. Each director is required to advise the Chairman of the Board of Directors of any change in his or her status, including without limitation, a change in employment or service on other boards of directors, or retirement from his or her principal occupation or another board of directors. Mr. Barnes, Chairman of the Board of Directors, is designated to preside at executive sessions of non-management members of the Board of Directors. Mr. Morgan, Chair of the Audit Committee, or his delegatee director, is designated to preside at executive sessions of the independent directors.

We have a standing Audit Committee, Compensation and Management Development Committee and Corporate Governance Committee. The current charter for each of these committees is available on the Company's website, www.BGInc.com. We also have a Finance Committee and an Executive Committee.

Board Leadership

The Company's Corporate Governance Guidelines provide that the Board is free to choose its chair in any way it considers best for the Company at any time. The Board believes that it is desirable to have the flexibility to decide whether the roles of Chair of the Board and Chief Executive Officer should be combined or separate, or whether or not the Chair of the Board should be independent, in each case in light of the Company's circumstances from time to time. Currently, the positions of Chairman of the Board and the Chief Executive Officer of the Company are separate positions held by different individuals, Mr. Barnes and Mr. Milzcik, respectively, which the Board believes at this time is in the best interests of the Company and our stockholders.

The Company's non-management directors meet in regularly scheduled executive sessions, and the independent directors also periodically meet in executive sessions. The Chairman of the Board presides at executive sessions of the non-management directors and the Chair of the Audit Committee or his or her delegatee presides at executive sessions of the independent directors, which, under the New York Stock Exchange standards, does not include the Chairman of the Board because of his employment with the Company as a non-executive.

Board Role in Risk Oversight

While risk management is the responsibility of the Company's management team, the Board of Directors is responsible for the oversight of the Company's risk management activities. The Audit Committee has been designated by the Board to take the lead in overseeing risk management at the Board level. The charter for the Audit Committee requires that it discuss policies and guidelines that govern the risk assessment and risk management process, and that it meet periodically with management to review and assess the Company's major risk exposures and the manner in which they are being monitored and controlled. Accordingly, the Audit Committee periodically reviews risk assessment and management, including in the areas of legal compliance, internal audit and financial controls, litigation, and environmental, health and safety. In doing so, the Audit Committee considers the nature of the material risks the Company faces and the adequacy of the Company's policies and procedures designed to respond to and mitigate these risks, and receives reports from management and other advisors, including periodic risk assessments by the Company's Internal Audit department.

Although the Board's primary risk oversight has been assigned to the Audit Committee, the full Board also periodically receives information about the Company's risk management and the most significant risks that the Company faces. This is principally accomplished through regular attendance at Audit Committee meetings by the other Board members.

Additionally, as described above in "Risk Oversight and Assessment Policies and Practices", the Compensation and Management Development Committee oversees our compensation programs so that they are designed with the appropriate balance of risk and reward in relation to the Company's overall business strategy and are not reasonably likely to have a material adverse effect on the Company.

Process for Selecting Directors; Stockholder Recommended Director Candidates

The Corporate Governance Guidelines provide that nominees for directors are to be selected based on, among other things, their character, wisdom, judgment, ability to make independent analytical inquiries, business experience and skills. In addition, consideration will be given to a nominee's understanding of our business environment, time commitment, acumen and ability to act on behalf of the Company's stockholders. Under the Process and Procedure for Identifying Director Candidates adopted by the Corporate Governance Committee, when considering a candidate the Corporate Governance Committee considers how the candidate represents, in combination with the other directors, a diversity of viewpoint, background, experience and other demographics.

The Corporate Governance Committee will, as stated in the Process and Procedure for Identifying Director Candidates, consider director candidates recommended by stockholders of the Company, directors, officers and third-party search firms. When utilizing a third-party search firm, the search firm is instructed to identify candidates based on criteria specified by the Corporate Governance Committee, perform initial screenings of the candidates' resumes, and conduct initial interviews.

The Corporate Governance Committee's evaluates stockholder-recommended candidates in the same manner as all other candidates to be potential nominees for director. Any stockholder wishing to submit such a recommendation should do so in writing addressed to:

Chairperson, Corporate Governance Committee
c/o Senior Vice President, General Counsel and Secretary
Barnes Group Inc.
123 Main Street
Bristol, Connecticut 06010

In accordance with the Process and Procedure for Identifying Director Candidates, recommendation letters must, at a minimum, provide the stockholder's name, address, and number of shares owned (if the stockholder is not the registered holder of shares, a written statement from the record holder of shares (e.g., a broker or bank) verifying the stockholder's beneficial ownership must be provided); the candidate's biographical information, including name, residential and business addresses, telephone number, age, education, accomplishments, employment history (including positions held and current and former directorships); and the stockholder's opinion as to whether the recommended candidate meets the definition of “independent” under the Company's Corporate Governance Guidelines and is “financially literate” as contemplated by the New York Stock Exchange rules. The recommendation letter must also provide such other information, if any, that would be required to be disclosed with regard to a nominee for director in the solicitation of proxies for election of directors under federal securities laws. The stockholder must include the recommended candidate's signed statement that he or she meets the qualifications of a director as described in the Process and Procedure for Identifying Director Candidates; is willing to complete the questionnaire required of all officers, directors and candidates for nomination to the Board; will provide such other information as the committee may reasonably request; and consents to serve on the Board if elected. Stockholder nominations must comply with the procedures set forth in the Company's Restated By-Laws. A summary of these procedures is set forth below under the caption “Stockholder Proposals for 2013 Annual Meeting.”

Stockholder and Interested Parties Communications

We have posted our Policy Regarding Reporting of Complaints and Concerns on our website. The policy provides that stockholders and other interested parties may communicate with the Board of Directors, a committee of the Board, the independent directors or with an individual director, by any of the following methods:

By telephone:	1-800-300-1560
By internet:	https://www.compliance-helpline.com/welcomepagebarnesgroup.jsp
By regular mail:	Barnes Group Corporate Compliance Hotline
P.O. Box PMB 3667
13950 Ballantyne Corporate Place, Ste. 300
Charlotte, NC 28277-2712

All complaints and concerns reported by the above methods will be received by a third-party provider, who will forward each complaint or concern to the office of the General Counsel which is responsible for relaying communications for the Board of Directors to them. The Audit Committee Chair receives regular monthly summary reports of all complaints and concerns so reported.

The Compensation and Management Development Committee

The Compensation Committee acts on behalf of the Board of Directors to establish the compensation of executive officers and other key officers and provides oversight of the Company's compensation philosophy, and of compensation policies and practices as they relate to risk management. The Compensation Committee also acts as the oversight committee with respect to the Barnes Group Inc. Performance-Linked Bonus Plan for Selected Executive Officers, the Barnes Group Inc. Stock and Incentive Award Plan, and other arrangements covering executive officers and other senior management. The Compensation Committee's processes for establishing and overseeing executive compensation can be found in the "Compensation Discussion and Analysis" section above.

In overseeing those plans and programs, the Compensation Committee may delegate authority for day-to-day administration and interpretation of the plans, including selection of participants, determination of award levels within plan parameters, and approval of award documents, to officers of the Company or the Benefits Committee. However, the Compensation Committee may not delegate any authority under those plans for matters affecting the compensation and benefits of the key officers.

The Compensation Committee also oversees the Company's succession planning programs, including succession plans for the Chief Executive Officer, and reports to the Board of Directors at least annually regarding the strengths and weaknesses of the Company's processes for management development and succession planning. Compensation Committee agendas are established in consultation with the Compensation Committee Chair and its independent compensation consultant. The Compensation Committee typically meets in executive session without management present during each meeting.

The Compensation Committee held five meetings in 2011.

The Compensation and Management Development Committee members are:

Mylle H. Mangum, Chair
Thomas J. Albani
John W. Alden
Gary G. Benanav
George T. Carpenter

The Corporate Governance Committee

The Corporate Governance Committee makes recommendations concerning Board membership, functions and compensation and the Company's overall corporate governance policies and practices. The Corporate Governance Committee serves as the nominating committee for the Board of Directors. The process by which the Corporate Governance Committee considers nominees to the Board is described in "Process for Selecting Directors;

Stockholder Recommended Director Candidates" above. Additional responsibilities include board succession matters, the annual performance review of the Chairman of the Board, reviewing matters relating to potential director conflicts of interest, and administering the Company's related person transaction policy.

The Corporate Governance Committee held three meetings in 2011.

The Corporate Governance Committee members are:

Gary G. Benanav, Chair
Thomas J. Albani
John W. Alden
George T. Carpenter
William J. Morgan

The Audit Committee

The Audit Committee is responsible for overseeing accounting policies and practices, financial reporting and the internal controls structure. The Audit Committee also has responsibility for overseeing legal and regulatory compliance and our independent auditor's qualifications, performance and independence, and for risk oversight of the Company generally.

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Board of Directors has determined that Mr. Morgan, who qualifies as an independent director under the New York Stock Exchange listing standards and the Company's Corporate Governance Guidelines, is an “audit committee financial expert” as defined by the SEC.

For additional information about the Audit Committee's oversight of the risks faced by the Company, see "Board Role in Risk Oversight" above.

The Audit Committee held nine meetings in 2011.

The Audit Committee members are:

William J. Morgan, Chair
Gary G. Benanav
Mylle H. Mangum
Hassell H. McClellan

Audit Committee Report

The Audit Committee has reviewed and discussed with management and the Company's independent registered public accounting firm the Company's audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2011. The Audit Committee has discussed with the Company's independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee has received from the independent registered public accounting firm written disclosures and the letter required by the PCAOB's Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with the independent registered public accounting firm its independence.

Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the year-end audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission.

As specified in the Audit Committee Charter, it is not the duty of the Audit Committee to determine that the Company's financial statements are complete and accurate and in accordance with generally accepted accounting principles or to plan or conduct an audit in accordance with the standards of the PCAOB. That is the responsibility of management and the Company's independent registered public accounting firm, respectively. In giving our recommendation to the

Board, we have relied on (i) management's representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles, and (ii) the report of the Company's independent registered public accounting firm with respect to such financial statements.

The Audit Committee

William J. Morgan, Chair
Gary G. Benanav
Mylle H. Mangum
Hassell H. McClellan

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Fees Paid

Fees paid to PricewaterhouseCoopers LLP during 2011 and 2010 are set forth below:

Type of Fees	2011	2010
Audit Fees[1]	$2,112,675	$2,327,691
Audit-Related Fees[2]	$607,265	$266,538
Tax Fees[3]	$1,543,357	$1,127,395
All Other Fees[4]	$3,636	$3,030
Total Fees	$4,266,933	$3,724,654

________

[1]
Audit Fees consist of fees for professional services provided in connection with the integrated audit of the Company's financial statements and internal controls over financial reporting, and review of financial statements included in Forms 10-Q, and includes statutory audits, attest services, consents and assistance with and review of documents filed with the SEC. Fees included in these balances related to the divestiture of the Barnes Distribution Europe ("BDE") businesses, which was part of the Company's Logistics and Manufacturing Services segment, in 2011 were $32,571, compared to $30,000 in 2010.

[2]
Audit-Related Fees consist primarily of fees for transactional and due diligence reviews and benefit plan audits. Due diligence review fees included in these balances related to the sale of the BDE businesses in 2011 were $385,418, compared to $250,000 in 2010.

[3]
Tax Fees include fees for tax compliance, tax consulting and expatriate tax services. Tax consulting fees included in these balances related to the sale of the BDE businesses were $546,183 in 2011, compared to $131,166 in 2010.

[4]	All Other Fees include license fees for PricewaterhouseCoopers LLP's publication Comperio.

Pre-Approval Policy and Procedures

The Audit Committee has adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of independent registered public accounting firms that we engage. The policy applies to all external auditors, other than external auditors that have not prepared or issued, and are not reasonably expected in the foreseeable future to prepare or issue, any audit report or perform other audit, review or attestation services for the Company or any of its subsidiaries. The Audit Committee does not delegate its responsibilities to pre-approve services performed by an external auditor to management.

All services by external auditors covered by the policy must be pre-approved in accordance with the following procedures:

•
Annually, management shall present to the Audit Committee its best estimate of the particular services for audit, audit-related, tax and other non-audit services, and the estimated fees therefor, to be performed by an external auditor during the audit engagement period for the then-current fiscal year. The external auditor shall provide such back-up documentation for each such service in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and as the Audit Committee deems necessary or desirable to assess the impact of such service on the external auditor's independence. Prior to the engagement of an external auditor for such services and except as provided by the following described procedure, the Audit Committee shall, by resolution, pre-approve each such service to a maximum amount of estimated fees therefor.

•
For any audit, audit-related, tax or other non-audit service to be obtained by the Company from an external auditor and not pre-approved in accordance with the above described procedure, the Audit Committee Chairperson is authorized to approve prior to the engagement of the external auditor for such service, any such service and expenditures therefor to a maximum of $100,000; provided, that said Chairperson has been determined to be an independent director by the Board of Directors of the Company. The Chief Financial Officer shall obtain written confirmation of any such pre-approval by the delegatee and each such pre-approval by the Chairperson shall be reported to the Audit Committee at its next meeting.

•
All audit, audit related, tax or other non-audit services to be obtained from an external auditor that are not pre-approved by the Audit Committee pursuant to the procedures described above shall be pre-approved by resolution of the Audit Committee prior to the engagement of the external auditor for such services. Further, any engagement for tax and other non-audit services that qualify for the SEC regulations' “de minimis” exception (i.e., they were not recognized as being non-audit services at the time of the engagement and in the aggregate do not exceed the amount specified in SEC rules) to the pre-approval requirement of the procedures described above, shall be promptly brought to the attention of the Audit Committee and approved by the Audit Committee or its Chairperson prior to the completion of the annual audit of the Company's consolidated financial statements.

•	The Chief Financial Officer will provide a quarterly report of external auditor services, by category, to the Audit Committee.

The policy provides that it shall be reviewed by the Audit Committee periodically and updated when required and to assure its continued suitability to the needs of the Company. The policy also sets forth services our independent registered public accounting firm is explicitly prohibited from providing under SEC regulations and the Sarbanes-Oxley Act. The policy provides that prior to the engagement of any external auditor covered by the policy, the external auditor will confirm that the services it proposes to provide are not prohibited by such law or regulations.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that our directors, executive officers and beneficial owners of 10% or more of our common stock file reports with the SEC concerning their ownership, and changes in their ownership, of our common stock. Based on our review of reports filed with the SEC and written representations from our directors and executive officers, we believe that these filing requirements were met during 2011.

STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

Stockholders wishing to submit proposals for inclusion in the Company's proxy statement and form of proxy for the 2013 Annual Meeting of Stockholders must submit proposals to the Company at its address given below by November 23, 2012.

Stockholders wishing to present proposals for a formal vote (other than proposals submitted for inclusion in the Company's proxy statement), or to nominate candidates for election as directors at a meeting of the Company's stockholders, must do so in accordance with the Company's Restated By-Laws. In order to be presented at the 2013 Annual Meeting, the Restated By-Laws provide that such stockholder proposals or nominations may be made only by a stockholder of record as of the date such notice is given and as of the date for determination of stockholders entitled to vote at such meeting, who shall have given notice of the proposed business or nomination which is received by us between January 4, 2013 and February 3, 2013. The notice must contain, among other things, the name and address of the stockholder, a brief description of the business desired to be brought before the Annual Meeting, the reasons for conducting the business at the Annual Meeting, and the stockholder's ownership of the Company's capital stock. In the case of nominations, the notice must contain, among other things, the background and stock ownership information with respect to each nominee. The requirements for the notice are set forth in the Restated By-Laws, which are available on the Company's website, www.BGInc.com. Stockholders may also obtain a copy by writing to the Company at:

Manager, Stockholder Relations & Corporate Governance Services
Barnes Group Inc.
123 Main Street
Bristol, Connecticut 06010

ADDITIONAL INFORMATION

Householding of Annual Meeting Materials

Some banks, brokers, broker-dealers and other similar organizations acting as nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement and the Annual Report may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of a proxy statement or Annual Report for other stockholders in your household, either now or in the future, please contact your bank, broker, broker-dealer or other similar organization serving as your nominee. Upon written or oral request to Manager, Stockholder Relations & Corporate Governance Services, Barnes Group Inc., 123 Main Street, Bristol, Connecticut 06010, or via telephone to the Investor Relations department at (800) 877-8803, we will promptly provide separate copies of the Annual Report and/or this proxy statement. Stockholders sharing an address who are receiving multiple copies of this proxy statement and/or Annual Report and who wish to receive a single copy of these materials in the future will need to contact their bank, broker, broker-dealer or other similar organization serving as their nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

General

The cost of solicitation of proxies will be borne by the Company. Such solicitation will be made by mail, telephone, facsimile, internet or other electronic means and may also be made by the Company's officers and employees personally without additional compensation. The Company may also reimburse brokers, dealers, banks, voting trustees or their nominees for their reasonable expenses in sending proxies, proxy material and annual reports to beneficial owners. The Company has retained Morrow & Co., LLC, 470 West Ave., Stamford, Connecticut 06902, to aid in the solicitation of proxies. Morrow & Co., LLC will solicit proxies by personal interview, telephone, facsimile and mail, and may request brokerage houses and other nominees and fiduciaries or custodians to forward solicitation materials to beneficial owners of the Company's stock. For these services, the Company will pay a fee of approximately $6,500 plus the cost of telephone solicitation, if applicable, and out-of-pocket expenses.

Upon written request from a stockholder, we will provide without charge a copy of the Company's Annual Report on Form 10-K, including the financial statements and the financial statement schedules for the year ended December 31, 2011. Requests should be sent to: Manager, Stockholder Relations & Corporate Governance Services, Barnes Group Inc., 123 Main Street, Bristol, Connecticut 06010.

If a nominee for director should become unavailable for any reason, it is intended that votes will be cast for a substitute nominee designated by the Board of Directors. The Board of Directors has no reason to believe the persons nominated will be unable to serve if elected.

The Board of Directors does not know of any matters to be presented for consideration at the meeting other than the matters described in Proposals 1, 2, 3 and 4 of the Notice of 2012 Annual Meeting. However, if other matters are presented, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their judgment. All shares represented by the accompanying proxy, if the proxy is given prior to the meeting, will be voted in the manner specified therein.

March 23, 2012

Barnes Group Inc.
123 Main Street
Bristol, Connecticut 06010 U.S.A.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day prior to the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

123 MAIN STREET BRISTOL, CT 06010
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until
11:59 P.M. Eastern Time the day prior to the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M40972-P18306-Z56770	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BARNES GROUP INC.		For All	Withold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR all of
the following:

Vote on Directors		☐	☐	☐
1. Election of directors:
Nominees
01) Thomas J. Albani	03) Gary G. Benanav
02) Thomas O. Barnes	04) Mylle H. Mangum

Vote on Proposals						For	Against	Abstain
The Board of Directors recommends you vote FOR proposals 2 and 3:
2. Ratify the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for 2012.						☐	☐	☐
3. Advisory (non-binding) resolution to approve the Company's executive compensation.						☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposal:
4. Stockholder proposal regarding establishing a policy that the Board chairman be independent and have not previously served as an executive officer						☐	☐	☐
of the Company.

NOTE: To conduct such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.					☐
Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M40973-P18306-Z56770

BARNES GROUP INC. Annual Meeting of Stockholders May 4, 2012 11:00 AM This proxy is solicited by the Board of Directors

The stockholders hereby appoint(s) Thomas O. Barnes and Gregory F. Milzcik, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote,as designated on the reverse side of this ballot, all of the shares of common stock of BARNES GROUP INC. that the stockholders are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM, EDT on May 4, 2012, at the Hartford Marriott Downtown Hotel in Hartford, CT 06103, and any adjournment or postponement thereof. The shares represented by this proxy will be voted as directed by the undersigned stockholder(s). If no direction is given when this proxy is returned, such shares will be voted "FOR" all of the director nominees listed in proposal 1, "FOR" proposals 2 and 3 and "AGAINST" proposal 4. In their discretion, the proxies are authorized to vote upon any other matter that may properly come before the meeting. This card also provides confidential voting instructions to the Trustee for shares held in the Barnes Group Inc. Retirement Savings Plan. If you are a participant and have shares of Barnes Group Inc. common stock allocated to the account under this plan, please read the following as to the voting of such shares. If you do not provide voting instructions to the Trustee by May 2, 2012, the shares allocated to the account will not be voted.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side